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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material under §240.14a-12

Wyndham Hotels & Resorts, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2019 ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, New Jersey 07054

April 2, 2019

Dear Fellow Shareholder:

On behalf of the entire Board, we are pleased to invite you to attend the 2019 annual meeting of shareholders to be held on Tuesday, May 14, 2019. The meeting will start at 11:30 a.m. Eastern Time at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054.

We accomplished a tremendous amount in 2018. In May 2018, we completed our spin-off from Wyndham Worldwide Corporation, and became a new, publicly traded hotel franchising and hotel management company. We also acquired the hotel franchising and hotel management businesses of La Quinta for $1.95 billion in cash. The addition of La Quinta's over 900 hotels and nearly 89,000 rooms increases our already strong presence in the midscale segment of the lodging industry and expands our reach further into the upper-midscale segment.

We capped off 2018, our first year as an independent public company, by delivering solid full-year growth in rooms, RevPAR, adjusted EBITDA* and adjusted diluted EPS* and continued to return capital to you following the spin-off by repurchasing 2.3 million of our shares and paying cash dividends of $77 million. We could not be prouder of all of our team members who seamlessly kept things running through our spin-off and the integration of La Quinta, yet remained very focused on both growing our earnings and business.

In connection with the spin-off, we were pleased to retain some of the outstanding Directors from Wyndham Worldwide Corporation including Stephen P. Holmes, former Chairman and CEO of Wyndham Worldwide Corporation, who now serves as Non-Executive Chairman of the Board, The Right Honourable Brian Mulroney, who serves as our independent Lead Director, Myra J. Biblowit, James E. Buckman and Pauline D.E. Richards. We also welcomed to the Board Geoffrey A. Ballotti, former CEO of Wyndham Hotel Group who serves as our CEO, and Bruce B. Churchill and Mukul V. Deoras, each of whom brings significant leadership, experience and expertise.

As described in the accompanying Proxy Statement, our Compensation Committee works to ensure that executive pay and performance are appropriately aligned to incentivize management to increase shareholder value.

We encourage you to read the Proxy Statement carefully for more information. Your vote is very important. Whether or not you plan to attend the 2019 annual meeting, please cast your vote as soon as possible. We look forward to continuing our dialogue in the future and we, along with our outstanding executive team and approximately 16,200 team members worldwide, remain committed to creating even greater value for you.

Very truly yours,

Stephen P. Holmes Chairman of the Board	Geoffrey A. Ballotti President and Chief Executive Officer

*
Please see Appendix A to the Proxy Statement for information on non-GAAP reconciliations and cautionary language regarding forward-looking statements.

WYNDHAM HOTELS & RESORTS, INC.

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

April 2, 2019

Date:	Tuesday, May 14, 2019
Time:	11:30 a.m. Eastern Time
Place:	Wyndham Hotels & Resorts, Inc. 22 Sylvan Way Parsippany, New Jersey 07054

Purposes of the meeting:

•
to elect two Class I Directors for a term expiring at the 2021 annual meeting, with each Director to serve until such Director's successor is elected and qualified or until such Director's earlier resignation, retirement, disqualification or removal;

•
to vote on an advisory resolution to approve executive compensation;

•
to vote on an advisory resolution on the frequency of the advisory vote on executive compensation;

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to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019; and

•
to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our shareholders of record at the close of business on March 22, 2019 will be entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, invited representatives of the media and financial community and other guests of Wyndham Hotels & Resorts, Inc. may attend the meeting.

What to bring:

All persons attending the meeting must bring photo identification such as a valid driver's license or passport for purposes of personal identification. If you are a shareholder of record, you will also need to bring your Notice, proxy card or proof of your stock ownership as of the record date.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

March 22, 2019 is the record date for the meeting. This means that owners of Wyndham Hotels & Resorts, Inc. common stock at the close of business on that date are entitled to:

•
receive notice of the meeting and

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vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our shareholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 2, 2019, we will begin mailing a Notice to all shareholders as of March 22, 2019, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions by calling their toll-free number at (866) 540-7095 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the annual meeting. You may vote by Internet, by telephone or by requesting a printed copy of the proxy materials and using the enclosed proxy card. You may also vote in person at the annual meeting.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person at the annual meeting by 11:59 p.m. Eastern Time on Monday, May 13, 2019. If you have shares of common stock credited to your account under the Wyndham Hotel Group Employee Savings Plan, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Thursday, May 9, 2019.

By order of the Board of Directors,

Paul F. Cash Corporate Secretary

i

ii

WYNDHAM HOTELS & RESORTS, INC.

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Hotels & Resorts, Inc. (the "Board") to encourage you to vote your shares at our 2019 annual meeting of shareholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," "Wyndham Hotels" and the "Company" refer to Wyndham Hotels & Resorts, Inc. and our consolidated subsidiaries. References to "Wyndham Worldwide" refer to Wyndham Worldwide Corporation and its consolidated subsidiaries prior to the consummation of the spin-off. References to "Wyndham Destinations" refer to Wyndham Destinations, Inc. and its consolidated subsidiaries.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2019 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials ("Notice") to our shareholders beginning on or about April 2, 2019 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2019 annual meeting. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS

When and where will the annual meeting be held?

The annual meeting will be held on Tuesday, May 14, 2019 at 11:30 a.m. Eastern Time at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054.

What am I being asked to vote on at the meeting?

You are being asked to vote on the following:

•
the election of two Class I Directors for a term expiring at the 2021 annual meeting of shareholders, with each Director to serve until such Director's successor is elected and qualified or until such Director's earlier resignation, retirement, disqualification or removal;

•
the advisory approval of our executive compensation program;

•
the frequency of the advisory vote on executive compensation;

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the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019; and

•
to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to the extent permitted by law to vote on such matters according to their best judgment.

What happened as a result of the spin-off?

In May 2018, Wyndham Worldwide completed the spin-off of its Hotel Group business. The transaction resulted in Wyndham Worldwide's principal businesses becoming two separate, publicly traded companies. Wyndham Worldwide's Hotel Group business became a new, publicly traded hotel franchising and hotel management company, Wyndham Hotels & Resorts, Inc. The transaction was effected through a pro-rata distribution of Wyndham Hotels' common stock to existing Wyndham Worldwide shareholders. Wyndham Worldwide's Vacation Ownership business and its Destination Network business were renamed Wyndham Destinations, Inc.

This proxy statement includes disclosure regarding certain determinations made with respect to our executive compensation program, named executive officer matters and our corporate governance structure in connection with and following the completion of the spin-off.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 22, 2019 (the "record date") are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 97,385,126 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 48,692,564 shares, also known as a quorum, must be present in person or by proxy at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What is a broker non-vote?

A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a shareholder of record, also known as a registered shareholder, you may vote in one of the following ways:

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by telephone by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call);

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by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

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if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

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in person at the annual meeting (please see below under How do I attend the meeting?).

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting – please see below under How do I attend the meeting?

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card or vote by Internet or by telephone but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

What if I am a participant in the Wyndham Hotel Group Employee Savings Plan?

For participants in the Wyndham Hotel Group Employee Savings Plan with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of our common stock credited to your account, the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes:

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FOR the election of each of the Director nominees,

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FOR the advisory approval of our executive compensation program,

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for the advisory vote on executive compensation to be held EVERY YEAR and

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FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019.

How many votes are required to approve each proposal?

In the election of Directors, Directors are elected by a majority of the votes cast at the annual meeting, meaning that the number of shares voted "for" a Director must exceed the number of shares withheld from such Director's election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For the proposal regarding the frequency of the advisory vote on executive compensation, the choice (i.e., every year, every two years or every three years) receiving the highest number of votes cast by shareholders will be considered by the Board as the expressed preference of shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For each of the other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non-votes will have no effect on the outcome of these proposals.

If your shares are registered in the name of a bank, broker or other financial institution and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange ("NYSE"), your record holder has discretion to vote your shares on the ratification of auditor proposal but does not have discretion to vote your shares on any of the other proposals. Your broker, bank or other financial institution will not be permitted to vote on your behalf on the election of Director nominees, the advisory vote on executive compensation or the advisory vote regarding the frequency of the advisory vote on executive compensation unless you provide specific instructions before the date of the annual meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet.

How do I attend the meeting?

You must bring with you a photo identification such as a valid driver's license or passport for personal identification. If you are a shareholder of record, you will need to bring your Notice, proxy card or proof of your stock ownership as of the record date.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

We retained Innisfree M&A Incorporated to advise and assist us in soliciting proxies at a cost of $20,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2020 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2020 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To be eligible for inclusion in next year's proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on December 4, 2019.

In general, any shareholder proposal to be considered at next year's annual meeting but not included in the proxy statement must be submitted in accordance with the procedures set forth in our By-Laws. Notice of any such proposal must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 15, 2020 and not later than February 14, 2020. However, if the date of the 2020 annual meeting is not within 30 days before or after May 14, 2020 then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or such notice of the date of such annual meeting was mailed whichever occurs first. Our By-Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. Any notification to bring any proposal before an annual meeting must comply with the requirements of our By-Laws as to proper form. A shareholder may obtain a copy of our By-Laws on our investor website, www.investor.wyndhamhotels.com under the Corporate Governance/Governance Documents page, or by writing to our Corporate Secretary.

Shareholders may also nominate Directors for election at an annual meeting. To nominate a Director shareholders must comply with provisions of applicable law and our By-Laws. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. See below under Director Nomination Process for information regarding nomination or recommendation of a Director.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our investor website at www.investor.wyndhamhotels.com under the Corporate Governance/Governance Documents page, which can be reached by clicking on the Corporate Governance link, followed by the Governance Documents link, for the Board's Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may also be obtained by writing to our Corporate Secretary at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the NYSE and those contained in the Securities and Exchange Commission (the "SEC") rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the NYSE. The Director Independence Criteria are available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

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Wyndham Hotels does not currently employ and has not within the last three years employed the Director or any of his or her immediate family members (except in the case of immediate family members, in a non-executive officer capacity).

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The Director is not currently and has not within the last three years been employed by Wyndham Hotels' present auditors nor has any of his or her immediate family members been so employed (except in a non-professional capacity not involving Wyndham Hotels' business).

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Neither the Director nor any of his or her immediate family members is or has been within the last three years part of an interlocking directorate in which an executive officer of Wyndham Hotels serves on the compensation or equivalent committee of another company that employs the Director or his or her immediate family member as an executive officer.

•
The Director is not a current employee nor is an immediate family member a current executive officer of a company that has made payments to or received payments from Wyndham Hotels for property or services in an amount in any of the last three fiscal years exceeding the greater of $750,000 or 1% of such other company's consolidated gross revenues.

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The Director currently does not have or has not had within the past three years a personal services contract with Wyndham Hotels or its executive officers.

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The Director has not received and the Director's immediate family member has not received during any twelve-month period within the last three years more than $100,000 in direct compensation from Wyndham Hotels other than Board fees.

•
The Director is not currently an officer or director of a foundation or other non-profit organization to which Wyndham Hotels within the last three years gave directly or indirectly through the provision of services more than the greater of 2% of the consolidated gross revenues of such organization during any single fiscal year or $1,000,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the NYSE. Our Board is required under NYSE rules to affirmatively determine that each independent Director has no material relationship with Wyndham Hotels other than as a Director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships or related party transactions between each Director, any member of his or her immediate family or other affiliated entities and us and our subsidiaries. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

The Board follows a number of procedures to review related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $120,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of our independent Directors had or has any relationship with us other than as a Director.

As a result of its review, the Board affirmatively determined that the following Directors are independent of us and our management as required by the NYSE listing standards and the Director Independence Criteria: Myra J. Biblowit, James E. Buckman, Bruce B. Churchill, Mukul V. Deoras, The Right Honourable Brian Mulroney and Pauline D.E. Richards.

Committees of the Board

The following describes our Board committees and related matters. The composition of the committees is provided immediately after.

Audit Committee

Responsibilities include:

•
appoints our independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and internal control over financial reporting;

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pre-approves all services performed by our independent registered public accounting firm;

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provides oversight on the external reporting process and the adequacy of our internal controls;

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reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors;

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reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and provides oversight on hiring policies with respect to employees or former employees of the independent auditor; and

•
maintains procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls and auditing matters.

All members of the Audit Committee are independent Directors under the Board's Director Independence Criteria and applicable regulatory and listing standards, with the exception of Mr. Holmes, who serves on the Audit Committee as permitted by post-spin-off transition rules of the NYSE. Mr. Holmes will step down from the Audit Committee effective May 8, 2019. The Board in its business judgment determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board also determined that Bruce B. Churchill and Pauline D.E. Richards are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external financial reporting process and the adequacy of Wyndham Hotels' internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Charter is available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

The Audit Committee is comprised of five Directors, all of whom meet the standards of independence adopted by the NYSE and the SEC with the exception of Mr. Holmes, who will step down from the Audit Committee on May 8, 2019. The Audit Committee appoints, compensates and oversees the services performed by Wyndham Hotels' independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Hotels' independent registered public accounting firm in accordance with SEC rules and the Audit Committee's established policy for pre-approval of all audit services and permissible non-audit services, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Hotels' financial reporting process including our system of internal controls and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Wyndham Hotels' internal control over financial reporting. Deloitte & Touche LLP ("Deloitte"), Wyndham Hotels' independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Hotels' consolidated financial statements and the effectiveness of Wyndham Hotels' internal control over financial reporting. The Audit Committee reviewed and discussed Wyndham Hotels' 2018 Annual Report on Form 10-K, including the audited consolidated financial statements of Wyndham Hotels for the year ended December 31, 2018, with management and Deloitte. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee also discussed with Deloitte matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable standards and rules of the PCAOB, including those required by Auditing Standard No. 1301,

Communications with Audit Committees, and the SEC regarding Deloitte's communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee also considered whether the permissible non-audit services provided by Deloitte to Wyndham Hotels are compatible with Deloitte maintaining its independence. The Audit Committee satisfied itself as to the independence of Deloitte.

Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Wyndham Hotels' Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT COMMITTEE

Pauline D.E. Richards (Chair)
James E. Buckman
Bruce B. Churchill
Mukul V. Deoras
Stephen P. Holmes

Compensation Committee

Responsibilities include:

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provides oversight on our executive compensation program consistent with corporate objectives and shareholder interests;

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reviews and approves Chief Executive Officer ("CEO") and other senior management compensation;

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approves grants of long-term incentive awards and our senior executives' annual incentive compensation under our compensation plans; and

•
reviews and considers the independence of advisers to the Committee.

For additional information regarding the Compensation Committee's processes and procedures see below under Executive Compensation – Compensation Discussion and Analysis – Compensation Committee Matters.

All members of the Compensation Committee are independent Directors under the Board's Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Corporate Governance/Governance Documents page on our investor website at www.investor.wyndhamhotels.com.

Compensation Committee Interlocks and Insider Participation

During 2018, The Right Honourable Brian Mulroney, Ms. Biblowit, Mr. Buckman and Mr. Churchill served on our Compensation Committee. There are no compensation committee interlocks between Wyndham Hotels and other entities involving our executive officers and Directors.

Corporate Governance Committee

Responsibilities include:

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recommends to the Board nominees for election to the Board;

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reviews principles, policies and procedures affecting Directors and the Board's operation and effectiveness;

•
provides oversight on the evaluation of the Board and its effectiveness; and

•
reviews and makes recommendations on Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board's Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Corporate Governance/Governance Documents page on our investor website at www.investor.wyndhamhotels.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the full Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held during 2018 following the spin-off.

Director	Audit Committee	Compensation Committee	Governance Committee	Executive Committee

Geoffrey A. Ballotti				M

Myra J. Biblowit		M	C

James E. Buckman	M	M		M

Bruce B. Churchill	M	M

Mukul V. Deoras	M		M

Stephen P. Holmes	M*			C

The Right Honourable Brian Mulroney		C	M

Pauline D.E. Richards	C		M

Number of Meetings in 2018	5	3	2	—

 C = Chair
 M = Member

*
Mr. Holmes will serve on the Audit Committee until May 8, 2019.

The Board held two meetings during 2018 following the spin-off. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served while in office.

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Non-Executive Chairman, Lead Director, CEO and other members of management relative to matters of interest and concern to Wyndham Hotels.

Board Leadership Structure

In connection with the spin-off, it was determined that it would be in the best interests of the Company to separate the roles of the Chairman and the CEO. Mr. Holmes, the former CEO of Wyndham Worldwide, serves as our Non-Executive Chairman, while Mr. Ballotti serves as our President and CEO. The Board believes that Mr. Holmes is able to serve as a highly effective Non-Executive Chairman due to his strong leadership skills and his extensive knowledge of our operations and the markets in which we compete. As the former CEO of Wyndham Worldwide, Mr. Holmes is not independent under NYSE rules. Therefore, we also appointed an independent Lead Director to ensure that Wyndham Hotels benefits from effective independent oversight as described below under Lead Director.

One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that the separation of the roles of the Chairman and the CEO is in the best interests of shareholders at this time because it allows our CEO to focus on the execution of our business strategy, growth and development, while our Non-Executive Chairman oversees our Board. In addition, our independent Lead Director provides us with independent oversight as further described below.

Lead Director

The Right Honourable Brian Mulroney, an independent Director, has served as the Board's Lead Director since the completion of the spin-off. The Lead Director acts as a liaison with the Non-Executive Chairman in consultation with the other Directors; chairs executive sessions of the independent Directors and provides feedback to the Non-Executive Chairman; chairs meetings of the Board in the absence of the Non-Executive Chairman; and reviews in advance and consults with the Non-Executive Chairman regarding the schedule and agenda for all Board meetings as well as the materials distributed to Directors in connection with such meetings.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in providing oversight with respect to management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our Company and aligned with the achievement of our business objectives and strategies.

The Board regularly reviews information regarding risks associated with our finances, credit and liquidity; our business, operations and strategy; legal, regulatory and compliance matters; and reputational exposure. The Audit Committee provides oversight on our programs for risk assessment and risk management, including with respect to financial accounting and reporting, internal audit services, information technology, cybersecurity and compliance. The Compensation Committee provides oversight on our assessment and management of risks relating to our executive compensation. The Corporate Governance Committee provides oversight on our management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for providing oversight with respect to the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.

While the Board and the committees provide oversight with respect to our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. Our leadership structure, with Mr. Holmes serving as our Non-Executive Chairman and with Mr. Ballotti serving as a Director, enhances the Board's effectiveness in risk oversight due to their extensive knowledge of our industry, business and operations and facilitates the Board's oversight of key risks. We believe this division of responsibility and leadership structure is the most effective approach for addressing our risk management.

Executive Sessions of Non-Management and Independent Directors

The Board meets regularly without any members of management present. Our Non-Executive Chairman presides at these sessions. Our independent Directors also meet in executive session at least once per year. The Lead Director chairs these sessions of independent directors.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, our non-management Directors as a group, our independent Directors as a group or any individual Director may do so by writing our Corporate Secretary at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054. Prior to forwarding any correspondence, the Corporate Secretary will review it and in his discretion will not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting absent exceptional cause. We expect that all of our current Directors will attend our 2019 annual meeting.

Code of Business Conduct and Ethics

The Board maintains a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we maintain Business Principles applicable to all our associates, including our CEO, Chief Financial Officer ("CFO") and Chief Accounting Officer.

We will disclose on our website any amendment to or waiver from a provision of our Business Principles or Code of Business Conduct and Ethics for Directors as may be required and within the time period specified under applicable SEC and NYSE rules. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary.

Director Nomination Process

Role of Corporate Governance Committee.    The Corporate Governance Committee is responsible for recommending the Director nominees for election to the Board. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards. For the nomination of continuing Directors for re-election, the Corporate Governance Committee also considers the individual's contributions to the Board.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations as well as extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under Election of Directors.

Identification and Evaluation Process.    The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information it obtains, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the shareholders or to fill a vacancy on the Board. Mr. Churchill and Mr. Deoras were newly appointed to the Board in June 2018 in connection with the spin-off. The Company worked with a third party search firm to assist in the identification, recruitment and evaluation of Mr. Churchill and Mr. Deoras.

Shareholder Recommendations of Nominees.    The Corporate Governance Committee will consider written recommendations from shareholders for nominees for Director. Recommendations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the person's consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. To evaluate nominees for Directors recommended by shareholders, the Corporate Governance Committee intends to use a substantially similar evaluation process as described above.

Shareholder Nominations and By-Law Procedures.    Our By-Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By-Laws are posted on our investor website under Corporate Governance/Governance Documents at www.investor.wyndhamhotels.com. To nominate a person for election to the Board, a shareholder must submit a notice containing all information required by our By-Laws regarding the Director nominee and the shareholder and any associated persons making the nomination, including name and address, number of shares owned, a description of any additional interests of such nominee or shareholder and certain representations regarding such nomination. Our By-Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. We may require any proposed nominee to furnish such other information as we may require to determine his or her eligibility to serve as a Director. Such notice must be accompanied by the proposed nominee's consent to being named as a nominee and to serve as a Director if elected.

To nominate a person for election to the Board at our annual meeting, written notice of a shareholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year's annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year's meeting, a shareholder's written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. Our By-Laws require that any such notice be updated as necessary as of specified dates prior to the annual meeting. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.

Compensation of Directors

Non-management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the interests of shareholders. A management Director receives no additional compensation for Board service.

Annual Retainer Fees.    The table below describes 2018 annual retainer and committee chair and membership fees for non-management Directors. Our Directors do not receive additional fees for attending Board or committee meetings.

	Cash-Based	Stock-Based	Total
Non-Executive Chairman	$160,000	$160,000	$320,000
Lead Director	$132,500	$132,500	$265,000
Director	$105,000	$105,000	$210,000
Audit Committee chair	$22,500	$22,500	$45,000
Audit Committee member	$12,500	$12,500	$25,000
Compensation Committee chair	$17,500	$17,500	$35,000
Compensation Committee member	$10,000	$10,000	$20,000
Corporate Governance Committee chair	$15,000	$15,000	$30,000
Corporate Governance Committee member	$8,750	$8,750	$17,500
Executive Committee member	$10,000	$10,000	$20,000

The annual Director retainer and committee chair and membership fees are paid on a quarterly basis, 50% in cash and 50% in Wyndham Hotels stock. The requirement for Directors to receive at least 50% of their fees in our equity further aligns their interests with those of our shareholders. The number of shares of stock issued is based on our stock price on the quarterly determination date. Directors may elect to receive the stock-based portion of their fees in the form of common stock or deferred stock units ("DSUs").

Directors may also elect to defer any cash-based compensation or vested restricted stock units ("RSUs") in the form of DSUs under our Non-Employee Director Deferred Compensation Plan. A DSU entitles the Director to receive one share of common stock following the Director's retirement or termination of service from the Board for any reason and is credited with dividend equivalents during the deferral period in the form of additional DSUs. The Director may not sell or receive value from any DSU prior to termination of service.

Equity Grants.    In connection with the spin-off, in August 2017, the Wyndham Worldwide Corporate Governance Committee determined that, following the spin-off, non-employee Directors of Wyndham Worldwide would continue to hold all of their RSUs and DSUs covering shares of Wyndham Worldwide stock (which became Wyndham Destinations stock following completion of the spin-off) and also receive RSUs and DSUs covering shares of common stock of Wyndham Hotels in accordance with the spin-off distribution ratio. With respect to outstanding RSUs held by Ms. Biblowit, Mr. Mulroney and Ms. Richards immediately prior to the spin-off (with the exception of the March 2018 RSU grants described below), their RSUs covering shares of Wyndham Hotels vested on November 30, 2018, the six-month anniversary of the completion of the spin-off, and their RSUs covering Wyndham Destinations shares fully vested upon completion of the spin-off. For Mr. Holmes, both his outstanding Wyndham Hotels RSUs and Wyndham Destinations RSUs fully vested upon completion of the spin-off. For Mr. Buckman, both his outstanding Wyndham Hotels RSUs and Wyndham Destinations RSUs remained outstanding and vested on November 30, 2018.

In March 2018, in light of the proposed spin-off, each non-management Director who was then serving on the Wyndham Worldwide Board, as well as Mr. Holmes, received time-vesting RSUs with a grant date fair value of $50,000 which vest in full on July 1, 2019 subject to continued service on the Board. Following completion of the spin-off, these RSUs remained outstanding and became RSUs covering our common stock plus an equal number of RSUs covering Wyndham Destinations common stock, in each case subject to the original vesting terms.

In June 2018, each non-management Director of Wyndham Hotels was awarded a grant of time-vesting RSUs with a grant date fair value of $150,000 which vests over a four-year period. RSUs are credited with dividend equivalents subject to the same vesting restrictions as the underlying units.

Benefits and Other Compensation.    We provide up to a three-for-one Company match of a non-management Director's qualifying charitable contributions up to a Company contribution of $75,000 per year.

We maintain a policy to provide our non-management Directors annually 500,000 Wyndham Rewards Points. These Wyndham Rewards Points have an approximate value of $2,555 and may be redeemed for numerous rewards options including stays at Wyndham properties. This benefit provides our Directors with ongoing, first-hand exposure to our properties and operations, furthering their understanding and evaluation of our business.

Letter Agreement with Mr. Holmes.    In connection with his appointment as Non-Executive Chairman of the Board, on June 1, 2018, we entered into a letter agreement with Mr. Holmes, which provides him with an annual retainer of $320,000 payable 50% in cash and 50% in our equity as described above, $18,750 per year for his costs incurred in connection with retaining an administrative assistant, $12,500 per year for his costs of office space, 50% of the cost of the lease associated with his vehicle through the earlier of the conclusion of the lease term and the conclusion of his service on the Board, and reimbursement for 50% of the cost of his annual health and wellness physical.

 2018 Director Compensation Table

The following table describes compensation we paid our non-management Directors for 2018 following the spin-off.

Name(a)	Fees Paid in Cash ($)(b)	Stock Awards ($)(c)(d)	All Other Compensation ($)(e)	Total ($)

Myra J. Biblowit	—	280,000	37,580	317,580

James E. Buckman	80,208	230,208	2,555	312,971

Bruce B. Churchill	74,375	224,375	77,555	376,305

Mukul V. Deoras	73,651	223,646	2,555	299,852

Stephen P. Holmes	106,499	256,458	24,357	387,314

The Right Honourable Brian Mulroney	79,375	229,375	40,354	349,104

Pauline D.E. Richards	68,197	218,125	32,255	318,577

(a)
The amounts reported for Mr. Buckman, Ms. Biblowit, Mr. Mulroney and Ms. Richards do not include compensation paid to them in their capacity as directors of Wyndham Worldwide prior to the spin-off. The footnotes below describe the compensation paid to these Directors for their service as Wyndham Worldwide directors in 2018 prior to the spin-off.

  Mr. Holmes was the CEO of Wyndham Worldwide prior to the spin-off, and the director compensation reported in the table does not include compensation attributable to his Wyndham Worldwide employment. For information regarding the compensation paid to Mr. Holmes for his service as the CEO of Wyndham Worldwide prior to the spin-off, please see the Summary Compensation Table in the proxy statement filed by Wyndham Destinations in connection with its 2019 annual meeting of shareholders.

(b)
In 2018, prior to the spin-off, the following Directors received fees paid in cash by Wyndham Worldwide in the following amounts: Mr. Buckman, $71,444; Mr. Mulroney, $65,718; and Ms. Richards, $63,907.

(c)
Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each non-management Director was granted a time-vesting RSU award with a grant date fair value of $150,000 on June 1, 2018 which vests ratably over four years. The remaining amount in each row represents the aggregate grant date fair value of retainer fees paid on a quarterly basis in the form of common stock and/or DSUs following the spin-off.

  Prior to the spin-off, Mr. Buckman, Ms. Biblowit, Mr. Holmes, Mr. Mulroney and Ms. Richards each received a time-vesting Wyndham Worldwide RSU grant on March 1, 2018 with a grant date fair value of $50,000. At the time of the spin-off, these RSUs became Wyndham Destinations RSUs, and each Director received an equal number of Wyndham Hotels RSUs in accordance with the spin-off distribution ratio, which are scheduled to vest in full on July 1, 2019. In addition, the aggregate grant date fair value of retainer fees paid on a quarterly basis in the form of common stock and/or DSUs prior to the spin-off was as follows: Ms. Biblowit, $123,750; Mr. Buckman, $71,250; Mr. Mulroney, $65,625; and Ms. Richards, $63,750.

(d)
Total shares of our common stock issuable for unvested Wyndham Hotels RSUs at December 31, 2018 were as follows: Ms. Biblowit, 2,874; Mr. Buckman, 2,874; Mr. Churchill, 2,442; Mr. Deoras, 2,442; Mr. Holmes, 2,874; Mr. Mulroney, 2,874; and Ms. Richards, 2,874. Total shares of our common stock issuable for unvested Wyndham Hotels DSUs at December 31, 2018 were as follows: Ms. Biblowit, 63,977; Mr. Buckman, 1,457; Mr. Churchill, 1,351; Mr. Mulroney, 83,055; and Ms. Richards, 44,806. Mr. Holmes also held 182,284 stock-settled stock appreciation rights ("SSARs") at December 31, 2018.

(e)
The amounts reported in the All Other Compensation column include the following: The value of Wyndham Rewards Points granted by Wyndham Hotels to each Director was $2,555. The value of charitable matching contributions made by Wyndham Hotels were as follows: Ms. Biblowit, $35,025; Mr. Churchill, $75,000; Mr. Mulroney, $37,799; and Ms. Richards, $27,000. For Ms. Richards, this amount also includes $2,700 in life insurance premiums paid by us under a legacy Wyndham Worldwide program. For Mr. Holmes, this amount also includes $15,625 reflecting reimbursement for his office space and administrative support and $6,177 for his vehicle lease under the terms of his letter agreement. In addition, on limited occasions, Directors' spouses may accompany Directors on the Company-chartered aircraft when traveling for business purposes, for which there is generally no incremental cost to the Company.

  Prior to the spin-off, Ms. Biblowit, Mr. Buckman, Mr. Mulroney and Ms. Richards received the following amounts: The value of charitable matching contributions made by Wyndham Worldwide were as follows: Mr. Buckman, $75,000; Ms. Biblowit, $32,025; Mr. Mulroney, $36,953; and Ms. Richards, $28,725. The life insurance premiums paid by Wyndham Worldwide for Ms. Richards were $1,928.

  In accordance with SEC rules, the value of dividends paid to our Directors on vesting of RSUs and DSUs credited as dividend equivalents with respect to outstanding DSUs is not reported above because dividends were factored into the grant date fair value of these awards.

Non-Management Director Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-management Director to comply with Wyndham Hotels' Non-Management Director Stock Ownership Guidelines. These guidelines require each non-management Director to beneficially own an amount of our stock equal to the greater of a multiple of at least five times the cash portion of the annual retainer or two and one-half times the total retainer value without regard to Board committee fees. Directors have a period of five years after joining the Board to achieve compliance with this ownership requirement. DSUs and RSUs credited to a Director count towards satisfaction of the guidelines. As of December 31, 2018, all of our non-management Directors were in compliance with the stock ownership guidelines or were in the initial five year period after joining the Board.

Ownership of Company Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2018: each executive officer named in the Summary Compensation Table below, each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock and all of our Directors and executive officers as a group. The percentage values for each Director and executive officer are based on 98,091,067 shares of our common stock outstanding as of December 31, 2018. The principal address for each Director and executive officer of Wyndham Hotels is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares		% of Class
The Vanguard Group	9,241,366	(a)	9.3%
BlackRock, Inc.	9,125,815	(b)	9.2%
FMR LLC	6,070,653	(c)	6.1%
Boston Partners	5,645,126	(d)	5.7%
Geoffrey A. Ballotti	171,521	(e)(f)	*
Myra J. Biblowit	71,548	(e)(g)	*
James E. Buckman	64,165	(e)(g)	*
Paul F. Cash	5,901	(e)(f)	*
Bruce B. Churchill	1,344	(e)	*
Mukul V. Deoras	1,328	(e)	*
Mary R. Falvey	104,090	(e)(f)	*
Stephen P. Holmes	1,254,882	(e)(h)	1.3%
Robert D. Loewen	8,591	(e)(f)	*
The Right Honourable Brian Mulroney	87,014	(e)(g)	*
Pauline D.E. Richards	57,939	(e)(g)	*
David B. Wyshner	21,626	(e)(f)	*
All Directors and executive officers as a group (17 persons)	1,863,219	(i)	1.9%

*
Amount represents less than 1% of outstanding common stock.

(a)
We have been informed by a Schedule 13G filed with the SEC on February 12, 2019 by The Vanguard Group that The Vanguard Group beneficially owns, as of December 31, 2018, 9,241,366 shares of our common stock with sole voting power over 54,449 shares, shared voting power over 13,400 shares, sole dispositive power over 9,182,499 shares and shared dispositive power over 58,867 shares. The principal business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(b)
We have been informed by a Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc. and affiliates named in such report that BlackRock, Inc. beneficially owns, as of December 31, 2018, 9,125,815 shares of our common stock with sole voting power over 8,657,751 shares, shared voting power over no shares, sole dispositive power over 9,125,815 shares and shared dispositive power over no shares. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(c)
We have been informed by a Schedule 13G filed with the SEC on February 13, 2019 by FMR LLC and certain of its subsidiaries and affiliates, and other companies named in such report that FMR LLC beneficially owns, as of December 31, 2018, 6,070,653 shares of our common stock with sole voting power over 208,948 shares, shared voting power over no shares, sole dispositive power over 6,070,653 shares and shared dispositive power over no shares. The principal business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(d)
We have been informed by a Schedule 13G filed with the SEC on February 14, 2019 by Boston Partners that Boston Partners beneficially owns, as of December 31, 2018, 5,645,126 shares of our common stock with sole voting power over 5,089,218 shares, shared voting power over 7,019 shares, sole dispositive power over 5,645,126 shares and shared dispositive power over no shares. The principal business address for Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108.

(e)
Excludes shares of our common stock issuable upon vesting of time-vesting RSUs after 60 days from December 31, 2018 as follows: Mr. Ballotti, 52,825; Ms. Biblowit, 2,874; Mr. Buckman, 2,874; Mr. Cash, 13,468; Mr. Churchill, 2,442; Mr. Deoras, 2,442; Ms. Falvey, 32,213; Mr. Holmes, 2,874; Mr. Loewen, 26,050; Mr. Mulroney, 2,874; Ms. Richards, 2,874; and Mr. Wyshner, 54,861.

(f)
Excludes shares of our common stock underlying stock options which are not currently exercisable and will not become exercisable within 60 days of December 31, 2018 as follows: Mr. Ballotti, 213,310; Mr. Cash, 21,331; Ms. Falvey, 42,662; Mr. Loewen, 42,662; and Mr. Wyshner, 74,658.

(g)
Includes shares of our common stock issuable for DSUs as of, and within 60 days following, December 31, 2018 as follows: Ms. Biblowit, 63,624; Mr. Buckman, 57,167; Mr. Churchill, 1,344; Mr. Deoras, 1,328; Mr. Mulroney, 82,597; and Ms. Richards, 44,559.

(h)
Includes 182,284 shares of our common stock which Mr. Holmes has the right to acquire through the exercise of SSARs within 60 days of December 31, 2018.

(i)
Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount excludes 41,298 shares and 53,326 shares of our common stock issuable with respect to unvested RSUs and unvested stock options, respectively, after 60 days from December 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based on the information available to us during 2018, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

 PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the date of this proxy statement, the Board consists of eight members, six of whom are independent Directors under applicable listing standards and our corporate governance documents.

Until the 2021 annual meeting, our Board shall be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of Directors. Beginning at the 2021 annual meeting, the classified board structure will automatically sunset and our Board will no longer be divided into three classes.

The Directors designated as Class I Directors have terms expiring at this year's annual meeting. The Directors designated as Class II Directors have terms expiring at the 2020 annual meeting, and the Directors designated as Class III Directors have terms expiring at the 2021 annual meeting. Each Director elected at this year's annual meeting and at next year's 2020 annual meeting will be elected for a term of office to expire at the 2021 annual meeting, at which point all of our Directors will stand for election annually.

On the recommendation of the Corporate Governance Committee, the Board has nominated Mukul V. Deoras and The Right Honourable Brian Mulroney for election, each of whom is presently a Director, to serve until the 2021 annual meeting. Mr. Deoras and The Right Honourable Brian Mulroney, as well as the other six Directors who will continue to serve following the annual meeting and who are not up for election, are listed below with brief biographies.

We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Majority Voting Standard in Uncontested Director Elections

Under our By-laws, Directors are elected by a majority of the votes cast at the annual meeting, meaning that, for a Director to be elected, the number of shares voted "for" the Director must exceed the number of shares withheld from such Director's election. In the event that the number of candidates nominated for election as Directors exceeds the number of directors to be elected, a plurality of the votes cast will instead be the vote standard for that election.

If a Director is not elected under this majority vote standard, he or she is required to promptly offer to resign from the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members.

The Board will act on the Corporate Governance Committee's recommendation no later than 120 days following the certification of the shareholder vote. In considering the Corporate Governance Committee's recommendation, the Board will review the factors considered by the Corporate Governance Committee and such additional information and factors the Board believes to be relevant. The Board will promptly publicly disclose its decision in a periodic or current report filed with the SEC. Any Director who offers his or her resignation under this process will not participate in the Corporate Governance Committee recommendation or Board decision regarding whether or not to accept the resignation. However, such Director shall remain active and engaged in all other Board and committee activities, deliberations and decisions during this Corporate Governance Committee and Board process.

Class I Nominees for Election to the Board (Term Expiring at 2021 Annual Meeting)

Mukul V. Deoras, 55, has served as a Director since June 2018. Since September 2018, Mr. Deoras has served as President, Asia Pacific Division of Colgate-Palmolive Company and as Chairman of Colgate-Palmolive (India) Ltd. From August 2015 to September 2018, Mr. Deoras served as Chief Marketing Officer of Colgate-Palmolive Company. From February 2012 to July 2015, Mr. Deoras served as President, Asia Division of Colgate-Palmolive. From January 2010 to January 2012, Mr. Deoras served as Managing Director for Colgate-Palmolive (India) Ltd. From September 2004 to January 2010, Mr. Deoras served in positions of increasing responsibility in marketing and sales for Colgate-Palmolive. Prior to joining Colgate-Palmolive, Mr. Deoras held positions of increasing responsibility in marketing and sales at Hindustan Unilever Limited.

Mr. Deoras' exceptional career provides the Board with valuable experience and knowledge in domestic and international strategy, marketing and sales operations that are an integral part of our organizational focus. His wealth of experience in marketing and sales execution across multiple geographic regions provides insight into areas that are critical to our growth and success. Mr. Deoras was selected to serve on our Board because of his specific experience, qualifications, attributes and skills described above.

The Right Honourable Brian Mulroney, 80, has served as a Director and Lead Director since June 2018. Since 1993, Mr. Mulroney has been a Senior Partner in the international law firm Norton Rose Fulbright. He served as Prime Minister of Canada from 1984 to 1993. Mr. Mulroney has served as a director of Blackstone Group L.P. since June 2007 and Quebecor Media Inc. since January 2001. Mr. Mulroney has served as Chairman of the Board of Quebecor Media Inc. since June 2014 and as Chairman of the International Advisory Board of Barrick Gold Corporation since 1995. Mr. Mulroney served as a director of Wyndham Worldwide from August 2006 to May 2018, Cendant from December 1997 to August 2006, Hicks Acquisition Co. I, Inc. from September 2007 to September 2009, Archer Daniels Midland Company Inc. from December 1993 to December 2009 and Barrick Gold Corporation from November 1993 to May 2014.

Mr. Mulroney brings exceptional leadership, experience and expertise to the Board. His service as a director of Wyndham Worldwide provides the Board with knowledge of our business and strategy as well as a historical perspective on our growth and operations. Mr. Mulroney's service as the Prime Minister of Canada brings to the Board valuable leadership and international business and government relations expertise. As a Senior Partner of Norton Rose Fulbright, he contributes valuable legal experience to the Board. As a director for other public companies, Mr. Mulroney offers valuable perspectives on board operations as well. Mr. Mulroney was selected to serve on our Board because of his specific experience, qualifications, attributes and skills described above.

 Class II Directors (Term Expiring at 2020 Annual Meeting)

Bruce B. Churchill, 61, has served as a Director since June 2018. From August 2014 to April 2017, Mr. Churchill served on the board of directors of Computer Sciences Corporation (now DXC Technology Company). From January 2004 to August 2015, Mr. Churchill served as President of DIRECTV Latin America and from January 2004 to March 2005, Mr. Churchill served as Chief Financial Officer of DIRECTV. From January 1996 to July 2003, Mr. Churchill served as President and Chief Operating Officer for STAR TV. Prior to joining STAR TV, Mr. Churchill served in senior positions for Fox Television and Paramount Pictures.

Mr. Churchill brings to the Board exceptional and extensive experience in domestic and international management, operations, finance, accounting and oversight of leading media and technology-driven corporations that provides valuable insight to the Board and aligns closely with our focus as an organization. Having served as a director and senior executive for other public companies, Mr. Churchill offers valuable perspectives on board operations as well. Mr. Churchill was selected to serve on our Board because of his specific experience, qualifications, attributes and skills described above.

Myra J. Biblowit, 70, has served as a Director since June 2018. Since April 2001, Ms. Biblowit has served as President of The Breast Cancer Research Foundation. From July 1997 to March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History. Ms. Biblowit served as a director of Cendant from April 2000 to August 2006 and Wyndham Worldwide from August 2006 to May 2018.

Ms. Biblowit's exceptional leadership experience with iconic research, educational and cultural institutions provides a unique perspective to the Board. As President of The Breast Cancer Research Foundation, a leading funder of research around the world, Ms. Biblowit brings to the Board a global perspective, marketing skills and a commitment to supporting our communities that add significant value to the Board's contribution to our success. Ms. Biblowit was selected to serve on our Board because of her specific experience, qualifications, attributes and skills described above.

Pauline D.E. Richards, 70, has served as a Director since June 2018. Since July 2008, Ms. Richards has served as Chief Operating Officer of Trebuchet Group Holdings Limited (formerly Armour Group Holdings Limited), an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 to March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 to December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in senior positions from 1988 through 1998 including Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards has served as a director of Apollo Global Management, LLC since March 2011 and Hamilton Insurance Group, Ltd. since December 2013. Ms. Richards served as a director of Wyndham Worldwide from August 2006 to May 2018 and Cendant from March 2003 to August 2006.

Ms. Richards' extensive financial background and exceptional leadership experience provide the Board with financial accounting and management expertise and perspectives. Her service as a Cendant Corporation director and as a director and member of the audit committee of Wyndham Worldwide Corporation brings to the Board valuable experience on financial reporting matters that are critical to the Board's oversight role. Ms. Richards' service as a chief financial officer and treasurer of leading finance companies allows her to offer important insights into the role of finance in our business and strategy. As a director for other public companies, Ms. Richards offers valuable perspectives on board operations as well. Ms. Richards was selected to serve on our Board because of her specific experience, qualifications, attributes and skills described above.

Class III Directors (Term Expiring at 2021 Annual Meeting)

Geoffrey A. Ballotti, 57, has served as a Director and as our President and Chief Executive Officer since June 2018. From March 2014 to May 2018, Mr. Ballotti served as President and Chief Executive Officer of Wyndham Hotel Group. From March 2008 to March 2014, Mr. Ballotti served as Chief Executive Officer of Wyndham Destination Network. From October 2003 to March 2008, Mr. Ballotti was President of the North America Division of Starwood Hotels and Resorts Worldwide. From 1989 to 2003, Mr. Ballotti held leadership positions of increasing responsibility at Starwood Hotels and Resorts Worldwide including President of Starwood North America, Executive Vice President, Operations, Senior Vice President, Southern Europe and Managing Director, Ciga Spa, Italy. Prior to joining Starwood Hotels and Resorts Worldwide, Mr. Ballotti was a Banking Officer in the Commercial Real Estate Group at the Bank of New England.

Mr. Ballotti was selected to serve on our Board because of his exceptional and visionary leadership abilities and extensive knowledge of the hotel industry and our business.

James E. Buckman, 74, has served as a Director since May 2018. Mr. Buckman served as a director of Wyndham Worldwide from July 2006 to May 2018 and its lead director from March 2010 to May 2018. From May 2007 to January 2012, Mr. Buckman served as Vice Chairman of York Capital Management, a hedge fund management company. From May 2010 to January 2012, Mr. Buckman also served as General Counsel of York Capital Management and from January 2007 to May 2007 he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant Corporation from December 1997 to August 2006, a Vice Chairman of Cendant from November 1998 to August 2006 and a Senior Executive Vice President of Cendant from December 1997 to November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS Incorporated from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Since May 2018, Mr. Buckman has served as a Director and the Lead Director of Wyndham Destinations, Inc.

Mr. Buckman brings to the Board exceptional leadership, experience and perspective. His service as Lead Director of Wyndham Destinations, and previously of Wyndham Worldwide, affords Mr. Buckman extensive experience with Wyndham Hotels' business and operations, and his experience as an executive and general counsel of leading businesses adds valuable executive and legal experience to the Board. Mr. Buckman was selected to serve on our Board because of the specific experience, qualifications, attributes and skills described above.

Stephen P. Holmes, 62, has served as Non-Executive Chairman of our Board since June 2018. From August 2006 to May 2018, Mr. Holmes served as Wyndham Worldwide's Chairman of the Board and Chief Executive Officer. From December 1997 to July 2006, Mr. Holmes served as Vice Chairman and director of Cendant Corporation and Chairman and Chief Executive Officer of Cendant Corporation's Travel Content Division. Mr. Holmes served as Vice Chairman of HFS Incorporated from September 1996 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, Treasurer and Chief Financial Officer of HFS from July 1990 to September 1996. Since May 2018, Mr. Holmes served as Non-Executive Chairman of the Board of Wyndham Destinations, Inc.

Mr. Holmes was selected to serve on our Board because of his extensive public company experience, his exceptional leadership skills and his knowledge of our business and industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Discussion and Analysis provides an overview of our compensation strategy and program, the processes and procedures of our Compensation Committee of the Board (the "Committee") and the Committee's considerations and decisions made under those programs for our named executive officers for 2018.

In May 2018, Wyndham Worldwide completed the spin-off of its hotel business, which resulted in its principal businesses becoming two separate, publicly traded companies. As a result of the transaction, Wyndham Worldwide's Hotel Group business became a new, publicly traded hotel franchising and hotel management company, Wyndham Hotels & Resorts, Inc., and Wyndham Worldwide was renamed Wyndham Destinations, Inc. The transaction was effected through a pro-rata distribution of Wyndham Hotels' common stock to Wyndham Worldwide shareholders on May 31, 2018.

Prior to completion of the spin-off, the compensation committee of the board of directors of Wyndham Worldwide (the "Wyndham Worldwide Compensation Committee") made a number of determinations regarding our named executive officers' compensation. Following completion of the spin-off, our Committee ratified these determinations and made additional compensation decisions for our named executive officers. These determinations are described in this Compensation Discussion and Analysis and the tables that follow.

Our Named Executive Officers.    Our named executive officers for 2018 are:

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Geoffrey A. Ballotti, President and Chief Executive Officer

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David B. Wyshner, Chief Financial Officer

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Paul F. Cash, General Counsel

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Mary R. Falvey, Chief Administrative Officer

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Robert D. Loewen, Chief Operating Officer

We Delivered Solid Financial and Operational Performance for Shareholders.    Our management team led by our named executive officers produced strong financial and operational results during 2018. Management accomplished these results while also undertaking the substantial efforts needed to establish and operate a new public company and acquire and integrate the hotel franchising and hotel management businesses of La Quinta Holdings Inc. ("La Quinta"). Financial highlights for 2018 include:

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Revenues increased 46% compared with 2017, to $1.9 billion.

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Net income was $162 million; adjusted net income* was $270 million, a 45% increase over the prior year.

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Diluted earnings per share were $1.62 and adjusted diluted EPS* were $2.71.

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Adjusted EBITDA* increased 32% compared with the prior year, to $507 million, and grew 11% in constant currency and excluding our 2018 acquisitions and divestitures.

*
Please see Appendix A to the Proxy Statement for reconciliations of non-GAAP measures.

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Global RevPAR, or revenue per available room, increased 8% year-over-year and 4% in constant currency and excluding our 2018 acquisitions and divestitures.

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System-wide rooms grew 11% year-over-year, and 2% excluding our 2018 acquisitions and divestitures.

We returned significant capital to shareholders:

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In May 2018, our Board approved a share repurchase program authorizing the repurchase of $300 million of shares of our common stock.

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We repurchased approximately $119 million of shares of our common stock – more than 2% of our outstanding shares – under our share repurchase program in 2018 following the completion of the spin-off.

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We paid dividends of $77 million in 2018 following the completion of the spin-off.

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In February 2019, our Board approved a 16% increase in our quarterly cash dividend beginning with the first quarter of 2019.

Other key business highlights include:

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We completed the spin-off in May 2018, resulting in Wyndham Hotels becoming a new, stand-alone, publicly-traded company listed on the NYSE.

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In May 2018, we acquired the hotel franchising and hotel management businesses of La Quinta for $1.95 billion in cash. The addition of La Quinta's over 900 franchised hotels and nearly 89,000 rooms strengthens our presence in the midscale segment of the lodging industry and expands our reach further into the upper-midscale segment. During 2018, we made significant progress in the integration of La Quinta.

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In 2018, we announced the 'By Wyndham' endorsement of our iconic global brands, uniting our brands under the Wyndham banner. We continue to focus on growing the reach, quality and value of our brands for our franchisees by introducing our brands to new countries, updating selected brand standards and expanding system-wide revenue and contribution through our sales, marketing, loyalty programs and enhancements to our technology.

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During 2018, we completed the roll-out of our central reservation systems for all of our brands, other than La Quinta, which we will add in the first half of 2019. Our industry-leading, state-of-the-art technology platform provides our franchisees with cloud-based central reservation and property management systems that are easy to use, stable and cost-effective. We believe our ability to provide hotel owners with technology solutions that are easy to install, easy to maintain and easy to use is a competitive advantage for us going forward.

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In 2018, we continued to grow our award-winning Wyndham Rewards loyalty program, which offers enrolled members the opportunity to redeem points at thousands of vacation ownership and rental properties globally. Wyndham Rewards membership increased by over 10% in 2018 to 61 million enrolled members. In 2018, Wyndham Rewards was named the Best Hotel Loyalty Program by readers of USA Today and ranked Number 1 on WalletHub's list of Best Hotel Rewards Programs for the fourth year in a row.

Our Executive Compensation Program and Governance Align with Shareholder Interests.    We engage in the following practices to align our executive compensation program and governance with shareholder interests.

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Our annual incentive compensation program requires achievement of rigorous, profitability-based performance metrics to incentivize high performance and achievement of annual financial goals and thus enhance value for our shareholders in the near term.

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Equity awards granted to our named executive officers, which constitute approximately 75% of our executives' target annual total compensation and vest over multi-year periods, align the interests of our executives and shareholders.

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We grant our named executive officers RSUs subject to multi-year vesting to retain our executives, align the interests of our shareholders and executives and incentivize our executives to achieve longer-term stock price appreciation.

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We grant our named executive officers stock options subject to multi-year vesting to retain our executives and incentivize our executives to achieve strong financial performance and drive stock price appreciation for shareholders.

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Our 2019 equity grants include a performance-based equity incentive award, the vesting of which is contingent upon achievement of premium performance goals based on an adjusted per-share earnings measure over a cumulative three-year period, incentivizing intermediate-term high performance and value growth for our shareholders.

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Our 2019 annual incentive compensation program includes, in addition to a financial objective based on EBITDA, a strategic objective based on global net room growth, providing a specific incentive for our executives to achieve a core strategic goal that drives earnings.

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Our CEO receives no tax gross-ups for perquisites.

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We have policies prohibiting our Directors and senior executives from engaging in any hedging transactions in our equity securities and from pledging, or using as collateral, our securities to secure personal loans or other obligations, including holding shares in margin accounts.

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Our named executive officers do not have the right to receive cash severance solely upon the occurrence of a change-in-control.

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None of our executive officers are entitled to any tax gross-up in connection with severance payments upon termination of employment.

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Our Board is diverse and all of our Directors, other than our Non-Executive Chairman and our CEO, are independent Directors.

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We maintain a majority voting standard for uncontested Director elections in our By-Laws.

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Consistent with our core values of acting with integrity, accountability, inclusiveness, caring and fun, we are committed to being a highly ethical, diverse, admired and environmentally conscious company.

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  We were recognized among the World's Most Ethical Companies by Ethisphere for 2019.

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  We continued to combat human trafficking through our support of industry-wide initiatives.

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    We continued to promote a Company-wide culture of team member volunteerism and philanthropy.

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    We fostered Company-wide diversity through a focus on diverse recruiting, our affinity business groups, training and supporting diverse business partners, with focused efforts to use certified diverse suppliers.

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    We established long-term environmental performance targets consistent with accepted environmental scientific principles for carbon emissions, energy efficiency, water utilization and waste diversion for our owned, managed and leased properties.

2018 Compensation Strategy

For 2018, we employed a compensation strategy designed to achieve the following objectives:

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Attract and retain superior senior management talent.  We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our industry and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical to our success. Accordingly, our 2018 compensation strategy was designed in part to promote a long-term commitment from our named executive officers.

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Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality-focused companies consisting of base salary, cash-based annual incentive compensation and equity-based incentive compensation. We also provide our named executive officers with perquisites and health, welfare and retirement benefits which we believe are consistent with those provided by our peers and are market-competitive.

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Support a high-performance environment by linking compensation with performance.  Our broad objectives are to increase our earnings, cash flow and shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results.

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Support a long-term focus that aligns the interests of our executives and shareholders.  Equity incentive compensation is intended to align the interests of our named executive officers and shareholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

Wyndham Hotels Compensation Committee.    The Committee is responsible for providing oversight on executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board, and each member is an independent Director. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.    For 2018, Aon Consulting was retained by the Wyndham Worldwide Compensation Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation. Aon Consulting was retained by the Committee in November 2018 to serve as our independent executive compensation consultant for 2019. The amount paid to Aon Consulting was approximately $98,700 for its services during 2018. In this capacity, the Committee utilizes reports and analyses prepared by Aon Consulting.

Wyndham Hotels has engaged affiliates of Aon Consulting for insurance brokerage and actuarial services. In this capacity, management engaged Aon Risk Services, Inc., without Board involvement, to provide insurance brokerage and actuarial services to Wyndham Hotels during 2018. During 2018, Aon Risk Services, Inc. received approximately $1.1 million for these services provided to Wyndham Hotels.

Aon Consulting has in place policies and procedures designed to prevent conflicts of interest and safeguard the independence of its executive compensation consulting advice. These policies and procedures include segregation of executive compensation services in a separate business unit with performance results of that unit measured solely based on the executive compensation services, clearly defined engagements with compensation committees separate from any other services provided, management of multiservice client relationships by separate account executives, no incentives provided for cross-selling of services and no more favorable terms offered to companies due to the retention of Aon Risk Services, Inc. for additional services. On an annual basis, the Committee reviews the independence of Aon Consulting in accordance with NYSE requirements and considered this relationship as part of its review. Based on its review following the spin-off, the Committee concluded that no conflict of interest was raised by the services provided by Aon Risk Services, Inc. and determined that the executive compensation advice received from Aon Consulting is objective and independent.

Management's Role.    Our management plays a significant role in our executive compensation process including developing the terms of our executive officers' employment agreements and letters, evaluating executive performance and recommending base salary merit increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee to establish the agenda for Committee meetings, and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee's request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives other than himself. Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

While the Committee reviews management's recommendations, the Committee retains discretion over all elements and levels of the named executive officers' compensation. The Committee generally bases its decisions on a combination of management's recommendations with respect to executive compensation other than for our CEO and the external market data provided by our management and compensation consultant.

Committee Consideration of Say-on-Pay Vote.    We intend to hold an advisory vote on the compensation of our named executive officers (a "Say-on-Pay Vote") on an annual basis. At this year's annual meeting, we are also asking our shareholders to cast their advisory vote regarding the frequency of future Say-on-Pay Votes and recommend that our shareholders vote to hold our Say-on-Pay Vote annually.

In addition, we intend to engage in shareholder outreach to seek shareholder feedback on our governance and executive compensation practices. The Committee will review our executive compensation program taking into consideration the outcome of our Say-on-Pay Votes, shareholder and proxy advisory service feedback and other relevant factors in making compensation decisions for our named executive officers.

Annual Evaluation and Compensation Risk Assessment.    An important aspect of the Committee's work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to review the performance of the named executive officers and review, consider and approve any potential increases in base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.

As part of its annual review, the Committee reviews the potential for any material risks arising from or relating to our compensation programs. Based on this review, the Committee believes that our compensation programs do not encourage excessive risk-taking by our executives or employees and are not reasonably likely to have a material adverse effect on Wyndham Hotels. In reaching its conclusion, the Committee considered the following aspects of our 2019 compensation program:

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The Committee reviews and compares executive compensation against our peer group to confirm that compensation is within an acceptable range relative to the external market.

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Our performance-based compensation is, in large part, keyed to our earnings, aligning interests of shareholders and management, and designed to improve our core operating results as opposed to using leverage or other high-risk strategies.

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Our annual incentive compensation opportunities are capped at a specified maximum as a countermeasure to excessive risk-taking.

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Our commission-based sales programs are monitored by management for compliance with law and internal policies.

Employment Agreements

We have employment agreements or employment letters with each of our named executive officers, the terms of which form the basis of our named executive officers' compensation elements and levels. The compensation elements provided under the agreements are reviewed periodically by management, our compensation consultant and the Committee against the peer group described below under Compensation Review and Benchmarking.

In 2018, the following actions were taken with respect to our named executive officers' employment agreements:

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We entered into an employment agreement with Mr. Ballotti in connection with his appointment as our CEO effective June 1, 2018.

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We assumed Mr. Wyshner's employment agreement with Wyndham Worldwide in connection with his appointment as our CFO effective May 31, 2018.

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We entered into an employment letter with Mr. Cash in connection with his appointment as our General Counsel effective June 1, 2018.

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We entered into an employment letter with Ms. Falvey in connection with her appointment as our Chief Administrative Officer effective June 1, 2018.

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We entered into an employment letter with Mr. Loewen in connection with his appointment as our Chief Operating Officer effective June 1, 2018.

In developing these employment agreements and letters, Wyndham Worldwide's compensation consultant was engaged on behalf of the Wyndham Worldwide Compensation Committee to prepare peer group and market data for the Wyndham Worldwide senior leadership team. Management based its recommendations on the data provided by Aon Consulting for the terms of the agreements and letters presented to the Wyndham Worldwide Compensation Committee for approval. Our Committee reviewed and ratified each of the employment agreements and letters in June 2018.

The terms of the employment agreements and employment letters with our named executive officers are described below under Agreements with Named Executive Officers.

Compensation Review and Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

In developing the compensation elements and levels provided in our named executive officers' employment agreements and letters and determining the amounts of the executives' equity incentive grants, Wyndham Worldwide's compensation consultant conducted a review and analysis to determine the following peer group of companies for Wyndham Hotels & Resorts:

Brinker International, Inc.	LaSalle Hotel Properties
Caesars Entertainment Corporation	Marriott International
Chipotle Mexican Grill, Inc.	Pinnacle Entertainment, Inc.
Choice Hotels International, Inc.	Ryman Hospitality Properties, Inc.
Dunkin' Brands Group, Inc.	TripAdvisor, Inc.
Extended Stay America, Inc.	Wynn Resorts, Limited
Hilton Worldwide Holdings Inc.	YUM! Brands, Inc.
Hyatt Hotels Corporation

To develop this peer group, our consultant used the following primary criteria: revenue size and industry, and selecting companies with a hospitality focus in the hotel, gaming/casinos, restaurants and travel services industries. In November 2018, our Committee approved the peer group of companies listed above, as recommended by our compensation consultant, for our 2019 executive compensation program.

Our compensation consultant's review of peer group compensation included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, equity incentive compensation, total cash compensation and total compensation. Compensation levels were obtained for the peer group 25th, 50th and 75th percentiles for each compensation element at target level performance. The objectives of the review were to compare, for general consistency, the compensation of our executives to that of similarly situated executives. Wyndham Worldwide's management relied on this data to form its recommendations on the terms of the agreements and letters and equity incentive grants presented to the Wyndham Worldwide Compensation Committee for approval. Our Committee reviewed and ratified each of the employment agreements and letters and approved the initial equity grants in June 2018.

The Committee views compensation benchmarking as simply one factor in making compensation decisions for our named executive officers as it does not account for subjective factors such as challenges we face as a company, individual past and expected future performance, leadership ability, recruiting and retention needs, succession planning, experience or scope of responsibility. The Committee seeks to balance the various elements of senior executive compensation so that no single element is too heavily weighted and there is an appropriate mix between fixed and variable compensation and short-term and long-term compensation. Given the significant scope and responsibilities of our CEO, which are greater than those of our other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate.

Base Salary

Consistent with our compensation strategy, we provide base salaries designed to attract and retain our named executive officers and provide them with a base level of income.

Prior to the spin-off, the base salary rates of our named executive officers remained consistent with those in place for 2017. Effective June 1, 2018, our named executive officers' base salaries are as follows: Mr. Ballotti, $1,000,000, Mr. Wyshner, $650,000, Mr. Cash, $400,000, Ms. Falvey, $510,000 and Mr. Loewen, $525,000.

For 2018, the named executive officers were paid the base salaries listed in the Summary Compensation Table below.

Annual Incentive Compensation

Consistent with our compensation strategy, we provide cash-based annual incentive compensation designed to create incentives for the named executive officers to drive financial and operating performance and thus enhance value for our shareholders in the near term.

In June 2018, our Committee approved the annual incentive program applicable to the employees of Wyndham Hotels & Resorts. Management recommended and the Committee approved a combination of factors to determine potential annual incentive compensation for our named executive officers, including total Company Earnings Before Interest and Taxes ("EBIT"), as adjusted, as measured against target EBIT established for the plan year, and a target award opportunity generally expressed as a percentage of each executive's base salary. For 2018, each named executive officer's annual incentive award was prorated to reflect his or her target award opportunity and base salary rate in effect prior to the spin-off, and for the period following the spin-off, to reflect the target award opportunity and base salary rate established in each of their respective employment agreements and employment letters. We used EBIT, which we consider to be a meaningful measure of our profitability, as our performance metric in order to incentivize our executives to achieve near-term earnings growth and enhance shareholder value. Under our annual incentive program structure, an executive's annual incentive compensation may be higher or lower than target annual incentive compensation depending on business and individual performance, subject to a maximum annual incentive award opportunity for our named executive officers of 150% of the target award opportunity.

Under our annual incentive compensation program, EBIT may be adjusted to reflect certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance – such as transaction and restructuring costs and impairments, the categories of which are generally specified at the outset of the performance period.

Based on the above, in August 2018, the Committee approved a 2018 EBIT target of $424 million based on operating budgets that reflect our strategic plan as a stand-alone public company. Under our 2018 annual incentive program, the pre-established performance tiers ranged from 97% up to 106% of the EBIT target, with corresponding payout levels ranging, respectively, from 25% of the target award opportunity up to a maximum of 150% of the target award opportunity. Payout level is interpolated where performance is achieved between the specified performance tiers subject to the 150% maximum payout. Performance achievement below 97% of the EBIT target results in no payout.

In February 2019, the Committee reviewed the operating results achieved against the pre-established EBIT target approved by the Committee. In addition, as a threshold matter, to ensure that the performance of the individual executives was at the high level expected, senior management reviewed with the Committee (or in the case of our CEO, the Committee itself reviewed) each executive's individual contributions and personal leadership together with their performance on business and strategic objectives, business drivers, business development and other initiatives, as applicable. If based on this review, performance at the business or individual level did not meet expectations, the Committee could use its discretion to adjust downward or not provide the executive's annual incentive compensation award.

For 2018, actual adjusted EBIT was $433 million, or 102% of the EBIT target. Management reviewed the Company's results together with each named executive officer's individual performance and recommended that each of the named executive officers be paid annual incentive compensation at 114% of target based on adjusted EBIT results. No adjustments were made based on individual performance.

The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation paid to our named executive officers for 2018.

For our 2019 annual incentive compensation program, in addition to a financial objective based on EBITDA, our Committee determined to include a strategic objective based on global net room growth, providing a specific incentive for our executives to achieve a core strategic goal that drives earnings.

Long-Term Incentive Compensation

Consistent with our compensation strategy, we provide our named executive officers with equity incentive compensation to create incentives to drive earnings growth and share price appreciation for the benefit of shareholders and encourage retention. Equity incentive compensation is granted under our 2018 Equity and Incentive Plan. Our compensation consultant and the Committee will periodically review our plan design to confirm its consistency with the plan design of our peers with respect to items such as equity incentive mix prevalence and vesting provisions.

Treatment of Outstanding Wyndham Worldwide RSU and PVRSU Grants Upon the Spin-Off.    The Wyndham Worldwide Compensation Committee maintained a historical practice of granting annual equity incentive awards to its senior executives in the form of RSUs and performance-vested RSUs ("PVRSUs").

An RSU represents the right to receive a share of common stock on a set vesting date subject to continued employment and provides the executive incentive to drive share price appreciation while encouraging retention. A PVRSU represents the right to receive a share of common stock on a set vesting date subject to achievement of pre-established performance goals and continued employment and provides the executive incentive to drive earnings growth and share price appreciation while encouraging retention.

In March 2018, in light of the planned spin-off, the Wyndham Worldwide Compensation Committee determined not to award its customary annual equity incentive grants in the form of RSUs and PVRSUs and instead granted retention awards in the form of time-vesting RSUs to certain executives, including our named executive officers. These RSUs were structured such that they did not vest upon completion of the spin-off and instead will fully vest on July 1, 2019 subject to continued employment through the vesting date. Following completion of the spin-off, these RSUs remained outstanding and became RSUs covering our common stock plus an equal number of RSUs covering Wyndham Destinations common stock, consistent with the spin-off distribution ratio and in each case subject to the original vesting terms. By establishing a vesting date of more than a year after the completion of the spin-off, these RSU awards were designed to retain critical employees leading up to and following the spin-off and to incentivize achievement of share price appreciation for the two companies.

In connection with the spin-off, the Wyndham Worldwide Compensation Committee determined that, following the spin-off, unvested Wyndham Worldwide equity awards, other than those granted in March 2018, held by Wyndham Hotels' named executive officers and employees would be treated as follows: RSUs covering shares of Wyndham Destinations common stock fully vested shortly after completion of the spin-off and the holders of such RSUs received an equal number of RSUs covering shares of our common stock consistent with the spin-off distribution ratio. To encourage retention, RSUs covering shares of our common stock vested in November 2018 subject to continued employment through that date. Unvested PVRSUs covering shares of Wyndham Worldwide common stock fully vested based on actual performance achievement determined as of the date of the spin-off and were settled equally in our common stock and Wyndham Destinations common stock. PVRSUs granted in 2016 vested at 80% and PVRSUs granted in 2017 vested at 100% based on achievement of the applicable performance goals determined as of the date of the spin-off.

June 2018 Initial Grants.    In June 2018, in connection with their appointment as senior executives of Wyndham Hotels and to encourage retention and align the interests of our executives and shareholders, our Committee awarded our named executive officers equity grants in the form of RSUs and stock options. The grant date value of our CEO's award was split equally between RSUs and stock options, while the value of our other named executive officers' grant date value was split 75% RSUs and 25% stock options. The RSUs and stock options vest ratably over four years subject to continued employment through the vesting date.

The Committee determined to incorporate stock options into our initial long-term incentive program as a new, stand-alone public company to support our pay-for-performance compensation strategy. Stock options are designed to motivate our named executive officers to increase shareholder value through share price appreciation, as the executives realize value from the options only if our stock price increases above the exercise price, which is equal to the closing market price of our common stock on the date of grant. Like our other equity awards, each stock option is subject to multi-year vesting to promote retention.

The March 2018 and June 2018 grants are reported in the Summary Compensation and Grants of Plan-Based Awards Tables below.

2019 Equity Incentive Awards.    In February 2019, our Committee determined to grant equity incentive awards in the form of RSUs and stock options, as well as PVRSUs subject to vesting based on achievement of premium EBIT per share targets. The Committee determined to award PVRSUs, RSUs and stock options to incentivize our named executive officers to drive earnings growth and share price appreciation as part of our pay-for-performance compensation strategy. Each type of award is subject to multi-year vesting to promote retention.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our compensation strategy. Management and the Committee believe that our perquisites help us to retain highly talented managers and allow them to operate more effectively.

In February 2018, management provided the Wyndham Worldwide Compensation Committee with and the committee reviewed a market assessment of competitive perquisite practices utilizing widely available market data publications from Aon Consulting and other compensation consultants. Based on this information, the Wyndham Worldwide Compensation Committee found our 2018 executive perquisites to be consistent with market practices. At that time, the Wyndham Worldwide Compensation Committee approved perquisites for the named executive officers including a leased automobile and financial planning services. For certain perquisites, the named executive officers, other than our CEO, receive a tax gross-up payment, which means they receive additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite.

Following the spin-off, the perquisites provided to our named executive officers remain consistent with those provided by Wyndham Worldwide. The All Other Compensation Table below lists compensation attributable to perquisites provided to the named executive officers for 2018.

Deferred Compensation Plans

Officer Deferred Compensation Plan.    Our nonqualified officer deferred compensation plan permits named executive officers to defer base salary and annual incentive compensation. We match executive contributions to the plan up to 6% of base salary and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. Upon termination from the Company, the executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments of up to ten years. The participant's entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below in the Nonqualified Deferred Compensation Table.

Savings Restoration Plan.    We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code of 1986, as amended (Code), but there are no matching contributions for these deferrals. None of our named executive officers have a balance under our Savings Restoration Plan.

401(k) Plan.    We provide all employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer base salary. In 2018, we provided named executive officers and other participants a Company match of base salary contributed up to 6% of base salary, subject to statutory limitations under the Code. The Company match is 100% vested.

Severance Arrangements

The employment agreements and employment letters of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation, as well as accelerated vesting of specified long-term equity grants, and in the case of PVRSUs, vesting based on performance during a specified period, if the executive's employment is terminated without cause or, if applicable, for a constructive discharge. These payments and terms are discussed more specifically below under Agreements with Named Executive Officers and Potential Payments on Termination or Change-in-Control.

Following the spin-off, each of our named executive officers entered into a new employment agreement or employment letter with us or the named executive officer's previous employment agreement with Wyndham Worldwide was assumed by us. The severance terms for the named executive officers were established in connection with their employment agreements and employment letters and are generally consistent with peer group market practices and data provided by our compensation consultant. The employment agreements and employment letters entered into with our named executive officers are generally consistent with those previously provided to the executive officers of Wyndham Worldwide.

We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms arises only in the context of imminent termination. The severance terms do not enhance an executive's current income and therefore are independent of the Committee's review of executive compensation.

Change-in-Control Arrangements

In the event of a change-in-control of Wyndham Hotels, the named executive officers receive cash severance payments only if their employment is terminated without cause or, if applicable, for constructive discharge following the change-in-control. Our named executive officers are not entitled to any excise tax gross-up in connection with their change-in-control arrangements. Long-term equity compensation grants made to all eligible employees, including the named executive officers, fully vest on a change-in-control. The payments and terms of our named executive officers' change-in-control arrangements are discussed below under Agreements with Named Executive Officers and Potential Payments on Termination or Change-in-Control.

The change-in-control terms for the named executive officers established in connection with their employment agreements and letters are generally consistent with peer group market practices and data provided by our compensation consultant. Since a potential change-in-control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements arises only in the context of an imminent change-in-control. The terms do not enhance the named executive officers' current income and therefore are independent of the Committee's review of executive compensation.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines require our named executive officers to own our common stock with a market value at least equal to the following multiples: CEO: 4 times base salary, CFO: 2 times base salary, and all other executive officers: 1 times base salary. Named executive officers have a period of five years after first becoming an executive officer subject to the guidelines to achieve compliance with this ownership requirement. Stock ownership meeting the guidelines includes common stock and RSUs but excludes PVRSUs and stock options. As of December 31, 2018, all of the named executive officers were in compliance with the stock ownership guidelines or were in the initial five year period after becoming an executive officer of the Company.

Policy Against Hedging and Pledging of Company Stock

Our insider trading policy contains restrictions on transactions in our securities by our Directors, executive officers and other employees who have regular access to material nonpublic information in the normal course of their duties. Under this policy, these parties are prohibited from directly or indirectly purchasing financial instruments or engaging in any derivative transactions that are designed to hedge, offset or eliminate the risk of any decrease in the market value of Wyndham Hotels securities. These persons are also prohibited under this policy from pledging Wyndham Hotels securities as collateral for personal loans, including holding Wyndham Hotels securities in margin accounts.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
The Right Honourable Brian Mulroney (Chair)
Myra J. Biblowit
James E. Buckman
Bruce B. Churchill

2018 Summary Compensation Table

The following table summarizes compensation paid to our named executive officers for 2018, 2017 and 2016. Information provided includes compensation paid by Wyndham Worldwide. Compensation for 2017 and 2016 was previously reported in our Registration Statement on Form 10.

Name & Principal Position	Year	Salary ($)	Bonus ($)(b)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)

Geoffrey A. Ballotti	2018	888,191	—	3,900,000	2,500,000	1,350,724	176,824	8,815,739

President and Chief Executive Officer	2017	744,999	—	2,900,000	—	806,834	386,221	4,838,054

	2016	740,384	—	2,800,000	—	631,548	412,941	4,584,873

David B. Wyshner (d)	2018	650,013	—	4,025,000	875,000	738,415	65,378	6,353,806

Chief Financial Officer	2017	257,505	—	3,500,000	—	272,955	31,377	4,061,837

	2016	—	—	—	—	—	—	—

Paul F. Cash (d)	2018	360,666	460,276(e)	895,000	250,000	273,394	105,906	2,345,242

General Counsel	—	—	—	—	—	—	—	—

	—	—	—	—	—	—	—	—

Mary R. Falvey	2018	510,000	—	2,400,000	500,000	579,360	1,159,818	5,149,178

Chief Administrative Officer	2017	510,000	—	1,900,000	—	540,600	286,749	3,237,349

	2016	506,156	—	1,800,000	—	329,001	261,236	2,896,393

Robert D. Loewen	2018	487,972	—	1,687,500	500,000	367,633	94,003	3,137,108

Chief Operating Officer	2017	438,557	—	375,000	—	237,479	115,860	1,166,896

	2016	425,169	—	375,000	—	181,334	114,114	1,095,617

(a)
Represents the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 14 to our 2018 audited financial statements of our Annual Report on Form 10-K filed with the SEC on February 14, 2019.

(b)
For 2018, represents annual incentive compensation for 2018 paid in 2019. For 2017, represents annual incentive compensation for 2017 paid in 2018. For 2016, represents annual incentive compensation for 2016 paid in 2017.

(c)
See All Other Compensation Table below for a description of compensation included in this column.

(d)
Information is not reported for Mr. Wyshner for 2016 because he joined Wyndham Worldwide in August 2017. Information is not reported for Mr. Cash for 2016 or 2017 because he was not previously a named executive officer.

(e)
Represents a transaction bonus in 2018 for services rendered in connection with Wyndham Worldwide's sale of its European vacation rental business.

2018 All Other Compensation Table

The All Other Compensation column in the Summary Compensation Table above includes the following for 2018.

	Mr. Ballotti ($)	Mr. Wyshner ($)	Mr. Cash ($)	Ms. Falvey ($)	Mr. Loewen ($)

Company automobile (a)	35,496	—	20,658	8,742	19,256

Financial planning services (b)	13,126	—	10,427	12,115	—

401(k) Company match	16,500	—	16,500	16,500	15,414

Deferred compensation Company match	101,702	55,378	29,949	63,036	43,527

Annual physical (c)	10,000	10,000	10,000	10,000	—

Payment under Letter Agreement (d)	—	—	—	1,020,000	—

Aggregate tax gross-up (e)	—	—	18,372	29,425	15,806

Total (f)	176,824	65,378	105,906	1,159,818	94,003

(a)
Aggregate incremental cost to us of automobile benefit calculated as the aggregate Company payment less any executive contribution. The amounts for Company payment include insurance and other charges and exclude tax gross-up described below.

(b)
Amounts exclude tax gross-up described below.

(c)
Aggregate incremental cost to us of annual physical exams for our named executive officers.

(d)
Payment made by Wyndham Destinations in connection with Ms. Falvey's letter agreement with Wyndham Worldwide.

(e)
Aggregate tax gross-up for our named executive officers consisted of the following: Mr. Cash, automobile, $13,313 and financial planning, $5,059; Ms. Falvey, automobile, $22,036 and financial planning, $7,389; and Mr. Loewen, automobile, $15,806.

(f)
In accordance with SEC rules, the value of dividends paid to our named executive officers on vesting of RSUs is not reported above because dividends were factored into the grant date fair value of these awards.

2018 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to the named executive officers in 2018.

Name	Award Type (a)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

			Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($)	Awards ($)

Mr. Ballotti	WWC RSU	3/1/2018	—	—	—	12,109	—	—	1,400,000

	WH RSU	6/1/2018	—	—	—	40,716	—	—	2,500,000

	WH Option	6/1/2018	—	—	—	—	213,310	61.40	2,500,000

	2018 AIP	(b)	296,354	1,185,417	1,778,125	—	—	—	—

Mr. Wyshner	WWC RSU	3/1/2018	—	—	—	12,109	—	—	1,400,000

	WH RSU	6/1/2018	—	—	—	42,752	—	—	2,625,000

	WH Option	6/1/2018	—	—	—	—	74,658	61.40	875,000

	2018 AIP	(b)	162,500	650,000	975,000	—	—	—	—

Mr. Cash	WWC RSU	3/1/2018	—	—	—	1,254	—	—	145,000

	WH RSU	6/1/2018	—	—	—	12,214	—	—	750,000

	WH Option	6/1/2018	—	—	—	—	21,331	61.40	250,000

	2018 AIP	(b)	59,910	239,641	359,461	—	—	—	—

Ms. Falvey	WWC RSU	3/1/2018	—	—	—	7,784	—	—	900,000

	WH RSU	6/1/2018	—	—	—	24,429	—	—	1,500,000

	WH Option	6/1/2018	—	—	—	—	42,662	61.40	500,000

	2018 AIP	(b)	127,500	510,000	765,000	—	—	—	—

Mr. Loewen	WWC RSU	3/1/2018	—	—	—	1,621	—	—	187,500

	WH RSU	6/1/2018	—	—	—	24,429	—	—	1,500,000

	WH Option	6/1/2018	—	—	—	—	42,662	61.40	500,000

	2018 AIP	(b)	80,366	321,463	482,195	—	—	—	—

(a)
WWC RSU: RSU retention awards granted by Wyndham Worldwide on March 1, 2018 which vest in full on July 1, 2019. Following completion of the spin-off, these RSUs remained outstanding and became RSUs covering Wyndham Destinations common stock, and the holders received an equal number of RSUs covering shares of Wyndham Hotels common stock in accordance with the spin-off distribution ratio, in each case subject to the original vesting terms.

WH RSU: RSU awards granted by Wyndham Hotels on June 1, 2018 which vest ratably over four years subject to continued employment through the vesting date.

WH Option: Stock options granted by Wyndham Hotels on June 1, 2018 which vest ratably over four years subject to continued employment through the vesting date.

2018 AIP: Award opportunities under our 2018 annual cash incentive plan.

(b)
Represents potential threshold, target and maximum annual incentive compensation for 2018. Amounts actually paid for 2018 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For 2018, each named executive officer's annual incentive award was prorated to reflect his or her target award opportunity and base salary rate in effect prior to the spin-off, and for the period following the spin-off, to reflect the target award opportunity and base salary rate established in each of their respective employment agreements and employment letters.

Under our 2018 Equity and Incentive Plan, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are credited for unvested RSUs and are paid in cash only to the extent the underlying RSUs vest.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2018.

		Option Awards					Stock Awards

Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, or Units That Have Not Vested

		Exercisable	Unexercisable		($)		(#)		($)(b)	(#)(c)	($)(c)

Mr. Ballotti	6/1/2018	—	213,310	(d)	61.40	6/1/2024	—		—	—	—

	3/1/2018	—	—		—	—	12,109	(e)	549,385	—	—

	6/1/2018	—	—		—	—	40,716	(f)	1,847,285	—	—

Mr. Wyshner	6/1/2018	—	74,658	(d)	61.40	6/1/2024	—		—	—	—

	3/1/2018	—	—		—	—	12,109	(e)	549,385	—	—

	6/1/2018	—	—		—	—	42,752	(f)	1,939,658	—	—

Mr. Cash	6/1/2018	—	21,331	(d)	61.40	6/1/2024	—		—	—	—

	3/1/2018	—	—		—	—	1,254	(e)	56,894	—	—

	6/1/2018	—	—		—	—	12,214	(f)	554,149	—	—

Ms. Falvey	6/1/2018	—	42,662	(d)	61.40	6/1/2024	—		—	—	—

	3/1/2018	—	—		—	—	7,784	(e)	353,160	—	—

	6/1/2018	—	—		—	—	24,429	(f)	1,108,344	—	—

Mr. Loewen	6/1/2018	—	42,662	(d)	61.40	6/1/2024	—		—	—	—

	3/1/2018	—	—		—	—	1,621	(e)	73,545	—	—

	6/1/2018	—	—		—	—	24,429	(f)	1,108,344	—	—

(a)
In addition to the Wyndham Hotels equity awards reported in the table above, as of December 31, 2018, each of our named executive officers held the following Wyndham Destinations RSUs with a market value based on the closing price of Wyndham Destinations common stock on the NYSE on December 31, 2018 of $35.84, which are scheduled to vest in full on July 1, 2019: Mr. Ballotti, 12,109 ($433,987); Mr. Wyshner, 12,109 ($433,987); Mr. Cash, 1,254 ($44,943); Ms. Falvey, 7,784 ($278,979); and Mr. Loewen, 1,621 ($58,097).

(b)
Calculated using closing price of Wyndham Hotels common stock on the NYSE on December 31, 2018 of $45.37.

(c)
Upon completion of the spin-off, all outstanding Wyndham Worldwide PVRSUs vested based on actual performance achievement determined as of the date of the spin-off and were settled in shares of Wyndham Hotels common stock and Wyndham Destinations common stock in accordance with the spin-off distribution ratio. PVRSUs granted in 2016 vested at 80% and PVRSUs granted in 2017 vested at 100% based on performance achievement. See the 2018 Option Exercises and Stock Vested Tables for additional information.

(d)
Grant of stock options, which vest ratably over a period of four years on each anniversary of June 1, 2018.

(e)
Grant of RSUs, which vest in full on July 1, 2019.

(f)
Grant of RSUs, which vest ratably over a period of four years on each anniversary of June 1, 2018.

2018 Option Exercises and Stock Vested Tables

The following tables summarize the vesting of RSUs and PVRSUs in 2018 with respect to the common stock of Wyndham Hotels and Wyndham Destinations following completion of the spin-off and the common stock of Wyndham Worldwide prior to the spin-off.

Wyndham Hotels

	Option Awards			Stock Awards

Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Date	Number of Wyndham Hotels Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)

Mr. Ballotti	—	—	—	6/19/18(a)	33,050	2,032,575

	—	—	—	11/30/18(b)	53,021	2,657,943

Mr. Wyshner	—	—	—	9/10/18(c)	8,556	470,494

	—	—	—	11/30/18(b)	25,670	1,286,837

Mr. Cash	—	—	—	6/19/18(a)	1,650	101,475

	—	—	—	11/30/18(b)	5,330	267,193

Ms. Falvey	—	—	—	6/19/18(a)	21,460	1,319,790

	—	—	—	11/30/18(b)	34,309	1,719,910

Mr. Loewen	—	—	—	6/19/18(a)	2,172	133,578

	—	—	—	11/30/18(b)	7,017	351,762

(a)
Following the spin-off, all outstanding Wyndham Worldwide PVRSUs vested, without pro-ration, based on actual performance achievement determined as of the date of the spin-off and were settled in both Wyndham Hotels common stock and Wyndham Destinations common stock in accordance with the spin-off distribution ratio. This represents the portion of the PVRSUs that were settled in Wyndham Hotels common stock. The closing market price per share of Wyndham Hotels common stock on June 19, 2018 was $61.50.

(b)
In connection with the spin-off, unvested Wyndham Worldwide RSUs became Wyndham Destinations RSUs, and the holders of such RSUs received an equal number of RSUs covering shares of Wyndham Hotels common stock in accordance with the spin-off distribution ratio. These Wyndham Hotels RSUs vested on November 30, 2018. The closing market price per share of Wyndham Hotels common stock on November 30, 2018 was $50.13.

(c)
Represents partial vesting of new hire grant made in 2017. The closing market price per share of Wyndham Hotels common stock on September 10, 2018 was $54.99.

 Wyndham Destinations

	Option Awards			Stock Awards

Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Date	Number of Wyndham Destinations Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)

Mr. Ballotti	—	—	—	6/19/18(a)	33,050	1,593,341

	—	—	—	6/19/18(b)	53,021	2,556,142

Mr. Wyshner	—	—	—	6/19/18(b)	34,226	1,650,035

Mr. Cash	—	—	—	6/19/18(a)	1,650	79,547

	—	—	—	6/19/18(b)	5,330	256,959

Ms. Falvey	—	—	—	6/19/18(a)	21,460	1,034,587

	—	—	—	6/19/18(b)	34,309	1,654,037

Mr. Loewen	—	—	—	6/19/18(a)	2,172	104,712

	—	—	—	6/19/18(b)	7,017	338,290

(a)
Following the completion of the spin-off, all outstanding Wyndham Worldwide PVRSUs vested based on actual performance achievement determined as of the date of the spin-off and were settled in shares of both Wyndham Hotels common stock and Wyndham Destinations common stock in accordance with the spin-off distribution ratio. This represents the portion of the PVRSUs that were settled in Wyndham Destinations common stock. The closing market price per share of Wyndham Destinations common stock on June 19, 2018 was $48.21.

(b)
Following the completion of the spin-off, unvested Wyndham Worldwide RSUs became Wyndham Destinations RSUs and vested in full. The closing market price per share of Wyndham Destinations common stock on June 19, 2018 was $48.21.

Wyndham Worldwide

	Option Awards			Stock Awards

Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Date		Number of Wyndham Worldwide Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)

Mr. Ballotti	—	—	—	2/27/18(a	)	34,739	4,028,334

	—	—	—	3/1/18(b	)	14,704	1,699,929

Mr. Wyshner	—	—	—	—		—	—

Mr. Cash	—	—	—	2/27/18(a	)	3,466	401,917

	—	—	—	3/1/18(b	)	762	88,095

Ms. Falvey	—	—	—	2/27/18(a	)	21,755	2,522,710

	—	—	—	3/1/18(b	)	9,258	1,070,317

Mr. Loewen	—	—	—	2/27/18(a	)	4,654	539,678

	—	—	—	3/1/18(b	)	1,021	118,038

(a)
Annual vesting of Wyndham Worldwide RSUs. The closing market price per share of Wyndham Worldwide common stock on February 27, 2018 was $115.96.

(b)
Annual vesting of Wyndham Worldwide PVRSUs. The closing market price per share of Wyndham Worldwide common stock on March 1, 2018 was $115.61.

2018 Nonqualified Deferred Compensation Table

The following table provides information regarding 2018 nonqualified deferred compensation for the named executive officers under our Officer Deferred Compensation Plan. None of our named executive officers have a balance under our Savings Restoration Plan.

Name	Executive Contributions in 2018 ($)(a)	Company Contributions in 2018 ($)(b)	Aggregate Earnings in 2018 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2018 ($)(d)

Mr. Ballotti	101,702	101,702	(44,767)	—	2,925,737

Mr. Wyshner	55,378	55,378	(13,745)	—	125,087

Mr. Cash	29,949	29,949	(23,957)	—	390,861

Ms. Falvey	63,036	63,036	(161,286)	—	1,945,407

Mr. Loewen	43,527	43,527	(19,486)	(43,118)	383,843

(a)
All amounts are included as 2018 compensation in the Summary Compensation Table above. Includes amounts applicable to 2018 annual incentive compensation paid in 2019.

(b)
All amounts are reported as 2018 compensation in the All Other Compensation Table above. Includes amounts applicable to 2018 annual incentive compensation paid in 2019.

(c)
Represents gains or losses in 2018 on investment of aggregate balance.

(d)
Salary and annual incentive compensation deferred under the Officer Deferred Compensation Plan, as well as Company contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned.

Our Officer Deferred Compensation Plan is described above under Compensation Discussion and Analysis. The aggregate balances of the named executive officers are invested based on the executive's investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2018, we offered a range of investment options consisting of various mutual funds including money market, index, debt and equity funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers. Additional information regarding the termination arrangements of our named executive officers can be found under Potential Payments on Termination or Change-in-Control.

Mr. Ballotti

Employment Agreement.    In June 2018, we entered into an employment agreement with Mr. Ballotti with a term expiring in May 2021.

Mr. Ballotti's agreement provides for a minimum base salary of $1 million, annual incentive compensation with a target amount equal to 150% of his base salary subject to meeting performance goals, grants of long-term incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. For 2018, Mr. Ballotti's annual incentive award was based on his target incentive opportunity and base salary in effect for the period from January 1, 2018 through May 31, 2018 under the Wyndham Worldwide annual incentive plan, and for the period from June 1, 2018 through December 31, 2018 was based on his new target award opportunity and base salary provided for in his employment agreement.

Mr. Ballotti's agreement provides that if his employment is terminated without cause or due to a constructive discharge, he will be entitled to: a lump-sum payment equal to 299% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Ballotti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award, and if he is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be no less than his then target annual incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a without cause or constructive discharge termination, all of Mr. Ballotti's then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Ballotti was employed by the Company plus twelve months (or if less, the entire performance period). The provisions of the employment agreement relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Ballotti's entitlement to the foregoing severance payments and benefits under his employment agreement is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

The agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement, and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Wyshner

Employment Agreement.    In May 2018, upon completion of the spin-off, Mr. Wyshner's employment agreement was assigned to Wyndham Hotels, which assumed Wyndham Destinations' rights and obligations under the agreement. The employment agreement with Mr. Wyshner expires in August 2020.

The agreement provides for a minimum base salary of $650,000, an annual incentive award (prorated for 2017) with a target amount equal to 100% of his base salary subject to meeting performance goals, grants of annual long-term incentive compensation as determined by the Committee, employee benefits generally offered to eligible full-time employees, and perquisites generally offered to similarly situated senior executive officers.

Under the agreement, if Mr. Wyshner's employment is terminated without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Wyshner with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and if he is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be $650,000). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a without cause or constructive discharge termination, all of Mr. Wyshner's then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Wyshner was employed by the Company plus twelve months (or if less, the entire performance period). The provisions of the employment agreement relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Wyshner's entitlement to the foregoing severance payments and benefits under his employment agreement is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

The agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement, and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Cash

Employment Letter.    In May 2018, we entered into an employment letter with Mr. Cash with an effective date of June 1, 2018.

Mr. Cash's employment letter provides for a minimum base salary of $400,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. For 2018, Mr. Cash's annual incentive award was based on his target incentive opportunity and base salary in effect for the period from January 1, 2018 through May 31, 2018 under the Wyndham Worldwide annual incentive plan, and for the period from June 1, 2018 through December 31, 2018 was based on his new target award opportunity and base salary provided for in his employment letter.

Mr. Cash's employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Cash with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award, and if he is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be no less than his then target annual incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Cash's then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Cash was employed by the Company plus twelve months (or if less, the entire performance period remaining after the termination of his employment). The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Cash's entitlement to the foregoing severance payments and benefits under his employment letter is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

Ms. Falvey

Employment Letter.    In May 2018, we entered into an employment letter with Ms. Falvey with an effective date of June 1, 2018.

Ms. Falvey's employment letter provides for a minimum base salary of $510,000, annual incentive compensation with a target amount equal to 100% of her base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. For 2018, Ms. Falvey's annual incentive award was based on her target incentive opportunity and base salary in effect for the period from January 1, 2018 through May 31, 2018 under the Wyndham Worldwide annual incentive plan, and for the period from June 1, 2018 through December 31, 2018 was based on her new target award opportunity and base salary provided for in her employment letter.

Ms. Falvey's employment letter provides that if her employment is terminated by the Company other than for cause, but not including termination due to death or disability, she will be entitled to a lump-sum payment equal to 200% of the sum of her then-current base salary plus the highest annual incentive compensation award paid to Ms. Falvey with respect to the three years immediately preceding the year in which her employment is terminated (but in no event will the annual incentive compensation portion exceed her then target incentive compensation award, and if she is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be no less than her then target annual incentive compensation award). In addition, if she elects to continue health plan coverage in accordance with COBRA, the Company will reimburse her for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if she becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Ms. Falvey's then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Ms. Falvey was employed by the Company plus twelve months (or if less, the entire performance period remaining after the termination of her employment). The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Ms. Falvey's entitlement to the foregoing severance payments and benefits under her employment letter is subject to her timely execution and non-revocation of a general release of claims in favor of the Company.

Mr. Loewen

Employment Letter.    In May 2018, we entered into an employment letter with Mr. Loewen with an effective date of June 1, 2018.

Mr. Loewen's employment letter provides for a minimum base salary of $525,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of long-term incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. For 2018, Mr. Loewen's annual incentive award was based on his target incentive opportunity and base salary in effect for the period from January 1, 2018 through May 31, 2018 under the Wyndham Worldwide annual incentive plan, and for the period from June 1, 2018 through December 31, 2018 was based on his new target award opportunity and base salary provided for in his employment letter.

Mr. Loewen's employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Loewen with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award, and if he is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be no less than his then target annual incentive compensation award. In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Loewen's then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based long term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based upon the portion of the performance period during which Mr. Loewen was employed by the Company plus twelve months (or if less, the entire performance period remaining after the termination of his employment). The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Loewen's entitlement to the foregoing severance payments and benefits under his employment letter is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

Potential Payments on Termination or Change-in-Control

The following table describes the potential payments and benefits to which the named executive officers who served during 2018 would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2018.

Name	Termination Event	Cash Severance ($)(a)	Continuation Of Medical Benefits ($)(b)	Acceleration of Equity Awards ($)(c)	Total Termination Payments ($)(d)

Mr. Ballotti	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	2,830,657	2,830,657

	Termination without Cause or Constructive Discharge	7,475,000	40,394	1,445,193	8,960,587

	Qualifying Termination Following Change-in-Control	7,475,000	40,394	2,830,657	10,346,051

Mr. Wyshner	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	2,923,030	2,923,030

	Termination without Cause or Constructive Discharge	2,600,000	40,394	983,372	3,623,766

	Qualifying Termination Following Change-in-Control	2,600,000	40,394	2,923,030	5,563,424

Mr. Cash	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	655,987	655,987

	Termination without Cause	1,400,000	40,394	240,352	1,680,746

	Qualifying Termination Following Change-in-Control	1,400,000	40,394	655,987	2,096,381

Ms. Falvey	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	1,740,482	1,740,482

	Termination without Cause	2,040,000	40,394	909,213	2,989,607

	Qualifying Termination Following Change-in-Control	2,040,000	40,394	1,740,482	3,820,876

Mr. Loewen	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—

	Death or Disability	—	—	1,239,985	1,239,985

	Termination without Cause	1,837,500	40,539	408,716	2,286,755

	Qualifying Termination Following Change-in-Control	1,837,500	40,539	1,239,985	3,118,024

(a)
Cash severance payable upon a Qualifying Termination Following Change-in-Control assumes that the employment of the named executive officer was terminated on a change-in-control as a termination without cause or, as applicable, a constructive discharge.

(b)
Represents 18 months' reimbursement for continued health plan coverage in accordance with COBRA if elected by the executive officer.

(c)
Calculated using closing price of Wyndham Hotels common stock on the NYSE on December 31, 2018 of $45.37. This table assumes that all unvested equity awards to which the executive would be entitled vested on December 31, 2018. Upon a change-in-control, all grants made under our 2018 Equity and Incentive Plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved whether or not the executive's employment is terminated.

Accrued Pay.    The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.    The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.    The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers' employment agreement and our 2018 Equity and Incentive Plan.

•
A termination of an executive officer is for cause if it is for any of the following reasons: the executive's willful failure to substantially perform his or her duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive's conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive's gross negligence in the performance of his or her duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•
Under the employment agreements of Mr. Ballotti and Mr. Wyshner, a constructive discharge means the occurrence of any material breach or failure by us to fulfill our obligations under the executive's employment agreement; any material reduction in base salary or target award opportunity under our annual incentive plan; any material diminution in the executive's authority, duties or responsibilities; a required relocation of over fifty miles; our decision not to renew his employment agreement; or an acquiring company does not agree to assume the executive's employment agreement.

•
A without cause termination occurs if the executive's employment is terminated other than due to death, disability or termination for cause.

Acceleration of Equity Awards.    Upon a change-in-control as defined in our 2018 Equity and Incentive Plan, grants made to all eligible employees, including the named executive officers, under the plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved. Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.

Under our 2018 Equity and Incentive Plan, a change-in-control generally means any person or persons (other than us, any fiduciary holding securities under a Company employee benefit plan or any of our subsidiaries) becomes the beneficial owner of 30 percent or more of our outstanding voting shares, a merger of Wyndham Hotels or any of our subsidiaries is consummated with another company, consummation of a plan of liquidation of the Company or at least 40 percent of our assets are sold (and following each of the foregoing events, a majority of our pre-change-in-control Board does not constitute a majority of the surviving or purchasing entity's board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.

Payments Upon Change-in-Control Alone.    For our named executive officers, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge or termination without cause. Grants made under our 2018 Equity and Incentive Plan fully vest on a change-in-control whether or not the executive's employment is terminated.

 2018 Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For purposes of determining our pay ratio for 2018, the median of the annual total compensation of all employees of our Company (other than our CEO) was $25,508 and the annual total compensation of our CEO was $8,835,950. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2018 was 346 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

To identify this median, we used the following methodology:

•
We determined that, as of December 31, 2018, our employee population, including our full-time, part-time and temporary employees, consisted of approximately 16,119 individuals, with 14,889 of these individuals located in the U.S. and 1,230 located outside of the U.S. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded a total of 3131 non-U.S. employees from this employee population. For purposes of determining our pay ratio, our designated employee population included a total of 15,806 employees, including 14,889 U.S. employees and 917 non-U.S. employees.

•
To identify the median employee, we compared the amount of annual base salary, overtime, cash incentive awards and bonus compensation for each employee in the designated employee population. This compensation measure was consistently applied to all such employees.

•
In making this determination, we annualized the compensation of approximately 2,609 full-time employees and 376 part-time employees who were hired in 2018 but did not work for us for the entire year.

Once we identified our median employee, we combined all of the elements of such employee's compensation for 2018 in accordance with the reporting requirements used for the Summary Compensation Table plus the value attributable to health benefits provided under our non-discriminatory benefit plans, resulting in the annual total compensation amount reported above. With respect to our CEO's annual total compensation, we used the amount reported in the Total column in the 2018 Summary Compensation Table above plus the value attributable to health benefits provided under our non-discriminatory benefit plans2.

Related Party Transactions

A member of Mr. Holmes' family served as Director, Loyalty Marketing of Wyndham Hotels during 2018. For 2018, this individual received total compensation from Wyndham Hotels of approximately $273,000. All compensation was paid on a basis consistent with that applied to similarly situated associates.

In May 2018, Wyndham Hotels entered into an Aircraft Timesharing Agreement with a limited liability company owned by Mr. Holmes' immediate family (the "Holmes LLC") pursuant to which the Holmes LLC granted us the right to use the aircraft that it owns on a timesharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the

1
We excluded the following number of employees from each of each of the following countries: 1 from each of Italy, Netherlands, Peru, the Russian Federation and Switzerland; 2 from each of Hong Kong and Spain; 3 from each of Belgium, Colombia, France and the Republic of Korea; 5 from Germany; 6 from each of Australia, Brazil and Mexico; 13 from India; 15 from Singapore; 21 from Turkey; 22 from the United Arab Emirates; 61 from each of Argentina and the United Kingdom; and 76 from China.

2
As permitted by SEC rules, the amount attributable to these health benefits ($20,211) is not included in our CEO's total compensation reported above in the 2018 Summary Compensation Table.

federal aviation regulations. We paid operating costs and expenses under this timesharing agreement of $317,581 for fiscal 2018. The Holmes LLC is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, as provided in the federal aviation regulations.

From time to time, Mr. Holmes has made passive investments in entities involved in the financing and development of hotel properties for which Wyndham Hotels serves as a franchisor or manager. In each case, Mr. Holmes owns less than 10% of the entity, possesses no substantive voting rights, is not a general partner, manager or executive of the entity and does not otherwise possess any control over the entity, except as noted below.

In November 2018, Mr. Holmes made a $5 million passive investment in an investment entity which is developing four hotel properties, equating to approximately 6% of the overall project capital. Mr. Holmes is entitled to 100% of cash available for distribution to the equity owners of the investment entity up to the return of his equity investment plus a preferred return. Prior to his investment, Wyndham Hotels, in the ordinary course, had entered into franchise agreements for these properties and had committed to provide development advance notes of approximately $3 million in the aggregate (of which $576,000 was paid in 2018) and guaranteed $10 million of related third-party construction loans; Wyndham Hotels has no direct or indirect equity interest in these properties.

In accordance with the Wyndham Hotels Director Code of Conduct and Ethics, Mr. Holmes reviewed each investment transaction in advance with our Corporate Governance Committee Chair. In the future, Mr. Holmes may make similar investments or enter into similar transactions to support the financing and development of hotel properties franchised, managed or otherwise affiliated with Wyndham Hotels.

Agreements with Wyndham Destinations

Prior to the completion of our spin-off in May 2018, Wyndham Worldwide (now Wyndham Destinations) was our sole shareholder. Because Wyndham Destinations owned more than 5% of our common stock during part of 2018, Wyndham Destinations is deemed to be a related party for purposes of our 2019 proxy statement disclosure.

In order to effect the spin-off and provide a framework for our relationship following the spin-off, we entered into several agreements with Wyndham Destinations, including a separation and distribution agreement, an employee matters agreement, a tax matters agreement and a transition services agreement. These agreements, among other things, governed the transfer of assets and assumption of liabilities between Wyndham Hotels and Wyndham Destinations and provided us with various services relating to, among other things, finance, information technology, human resources, payroll and tax for a limited time to help ensure an orderly transition following the spin-off. We continue to own the trademarks and other intellectual property rights related to our hotel brands under a long-term license, development and non-competition agreement.

For additional information regarding these agreements, see our Annual Report on Form 10-K filed with the SEC on February 14, 2019 and our Information Statement related to the spin-off filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on May 17, 2018. This summary is qualified in its entirety by reference to the full text of the agreements which are filed as exhibits in Amendment No. 1 to our Registration Statement on Form 10 filed with the SEC on April 19, 2018.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation. We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2018 compensation of our named executive officers.

We became an independent public company following the spin-off on May 31, 2018, and the advisory vote to approve named executive officer compensation allows shareholders to provide direct input on important issues relating to executive compensation.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Committee values the opinions expressed by shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Executive Compensation Program

Our Compensation Strategy.    As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•
support a high-performance environment by linking compensation with performance for the benefit of shareholders;

•
attract, motivate and retain key executives who are crucial to our long-term success;

•
provide our executives with market-competitive compensation consistent with comparable companies; and

•
support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

Program Highlights.    As discussed in the Compensation Discussion and Analysis under Our Executive Compensation Program and Governance Align with Shareholder Interests, we employ a pay-for-performance approach and seek to ensure that our executive compensation program aligns with the interests of our shareholders, including:

•
Our annual incentive compensation program requires achievement of rigorous, profitability-based performance metrics designed to incentivize high performance and achievement of annual financial goals, thus enhancing value for our shareholders;

•
Our 2019 annual incentive compensation program includes, in addition to a financial objective based on EBITDA, a strategic objective based on global net room growth, providing a specific incentive for our executives to achieve a core strategic goal that drives earnings;

•
Equity awards granted to our named executive officers, which constitute approximately 75% of our executives' target annual total compensation and vest over multi-year periods, align the interests of our executives and shareholders; and

•
Our long-term incentive compensation program for 2019 includes a performance-based equity incentive award, the vesting of which is contingent upon achievement of premium performance goals based on an adjusted per-share earnings measure over a cumulative three-year period, incentivizing medium-term high performance and value growth for our shareholders; stock options subject to multi-year vesting to retain our executives and incentivize our executives to achieve strong financial performance and drive stock price appreciation; and RSUs subject to multi-year vesting requirements to retain our executives, align the interests of our executives and our shareholders and incentivize our executives to achieve longer-term stock price appreciation.

Performance Highlights.    We believe our executive compensation program provides our named executive officers robust incentives to achieve strong strategic and financial performance. As discussed in the Compensation Discussion and Analysis, in 2018, we delivered solid financial and operational performance for our shareholders and returned significant capital to shareholders. Management accomplished these results while also undertaking the substantial efforts needed to complete our spin-off and the acquisition of La Quinta and working to enhance shareholder value during our first year as an independent publicly traded company.

Recommendation for Approval

For the reasons discussed above and in our Compensation Discussion and Analysis, the Board recommends that our shareholders vote in favor of the following resolution:

RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At this year's annual meeting, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently we should conduct our Say-on-Pay Vote (a "Say-on-Frequency Vote"). We are required by SEC rules to hold a Say-on-Frequency Vote at least once every six years.

The Board determined for purposes of this vote that an annual Say-on-Pay Vote would be the most appropriate alternative for us, and therefore the Board is recommending that shareholders select a frequency of every year. Holding a Say-on-Pay Vote every year will allow our shareholders to provide us with direct input on our compensation strategy and practices and enable us to take shareholder feedback into consideration as part of the compensation review process.

Based on these considerations, the Board recommends that shareholders vote that a Say-on-Pay Vote be held EVERY YEAR. However, it is important to note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board's recommendation. Although this proposal is advisory and will not be binding on the Board, the Board values the opinion of our shareholders and will consider the voting results when determining how frequently a Say-on-Pay Vote will be conducted. In the future, the Board may in its discretion decide to hold an advisory Say-on-Frequency Vote more often than once every six years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO
HOLD A SAY-ON-PAY VOTE EVERY YEAR

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2019. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee's appointment of Deloitte as our independent registered public accounting firm ("auditor") for 2019. The Audit Committee will consider the outcome of our shareholders' vote in connection with the selection of our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.

Deloitte served as our auditor for 2018. No relationship exists between Deloitte and us other than the usual relationship between auditor and client. Representatives of Deloitte will be present at the annual meeting and available to respond to appropriate questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure about Fees

For the year ended December 31, 2018, we engaged Deloitte to perform professional audit services for the integrated audit of our financial statements and internal control over financial reporting for the year ended December 31, 2018, as well as for other services during this period in the following categories and amounts. Prior to the spin-off, Wyndham Worldwide paid any audit, audit-related, tax and other fees.

Type of Fees	2018	2017

Audit Fees	$2,880,000	N/A
Audit-Related Fees	897,000	N/A
Tax Fees	874,000	N/A
All Other Fees	291,000	N/A

Total	$4,942,000	N/A

In the above table, in accordance with the SEC's definitions and rules, Audit Fees represent fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Annual Report on Form 10-K for 2018, review of interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees represent fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including due diligence services related to acquisitions and dispositions.

Tax Fees represent $492,000 in fees billed for tax advice and tax planning, as well as tax due diligence related to acquisitions and dispositions, and $382,000 in fees for tax compliance, which may include the preparation of tax returns, tax refund claims and/or tax payment planning.

All Other Fees represent fees billed for any services not included in the first three categories, including permitted services related to conducting operational examinations of property adherence with corporate brand standards, assessments of specific customer experience and consultation on corporate brand standards.

 Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our auditor. The Audit Committee maintains a policy regarding pre-approval of all audit and non-audit services provided by our auditor. Under the policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by our auditor. On an ongoing basis, management communicates specific projects and categories of service relating to audit, audit-related, tax and other services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the auditor.

The Audit Committee discusses with Deloitte the nature of the services being performed as well as considerations with respect to the independence of Deloitte. On a quarterly basis, management and Deloitte report to the Audit Committee regarding the actual fees incurred for all services provided by the auditor. For 2018, all of the audit, audit-related, tax and all other fees listed in the table above for the periods following the spin-off were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appendix A

Non-GAAP Financial Information and Forward-Looking Statements

WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, we provide adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

We believe that Adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

These supplemental non-GAAP disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA:

	Year Ended December 31,

	2018	2017

Net income	$162	$230
Provision for income taxes	61	13
Depreciation and amortization	99	75
Interest expense, net	60	6
Stock-based compensation expense	9	11
Separation-related expenses	77	3
Transaction-related expenses, net	36	3
Foreign currency impact of highly inflationary countries (a)	3	—
Restructuring costs	—	1
Impairment expense	—	41

Adjusted EBITDA (b)	$507	$383

(a)
Relates to the foreign currency impact from hyper-inflation in Argentina.

(b)
Adjusted EBITDA from 2018 acquisitions and divestitures was $90 million and $4 million during the years ended December 31, 2018 and 2017, respectively. The impact from currency exchange movements was $(5) million and $(1) million during the years ended December 31, 2018 and 2017, respectively.

Definition

Adjusted EBITDA:    Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related costs (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, early extinguishment of debt costs and income taxes. Beginning with the third quarter of 2018, our calculation of adjusted EBITDA excludes the currency effects of hyper-inflationary countries. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Table 1 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS AND DEFINITIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Year Ended December 31,

	2018	2017

Diluted EPS	$1.62	$2.31
Net income	$162	$230
Adjustments:
Separation-related expenses (a)	77	3
Transaction-related expenses, net (b)	36	3
Restructuring costs (c)	—	1
Foreign currency impact of highly inflationary countries (d)	3	—
Acquisition-related amortization expense	30	19
Impairment expense	—	41

Total adjustments before tax	146	67
Income tax provision (e)	38	111

Total adjustments after tax	108	(44)

Adjusted net income	$270	$186

Adjustments – EPS impact	1.09	(0.44)

Adjusted diluted EPS	$2.71	$1.87

Diluted weighted average shares outstanding	99.8	99.8

Note:
Amounts may not add due to rounding.

(a)
Represents costs associated with our spin-off from Wyndham Worldwide.

(b)
Primarily relates to costs incurred in connection with the Company's acquisition of La Quinta offset by a gain of $23 million associated with the divestiture of the Knights Inn brand.

(c)
Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the Consolidated Statements of Income.

(d)
Reflected in depreciation and amortization on the Consolidated Statements of Income.

(e)
Reflects the tax effects of the adjustments and, in 2017, the removal of the $85 million tax benefit recorded as a result of the Tax Cuts and Jobs Act.

 FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements include, but are not limited to, statements related to our expectations regarding our strategy and the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "objective," "estimate" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Factors that could cause actual results to differ materially from those in the forward-looking statements include without limitation general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, operating risks associated with the hotel franchising and hotel management businesses, the impact of war, terrorist activity or political strife, risks related to our spin-off as a newly independent company and risks related to our ability to obtain financing as well as the risks described in our Annual Report on Form 10-K, filed with the SEC on February 14, 2019. Except as required by law, Wyndham Hotels undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

VIEW MATERIALS & VOTE w SCAN TO WYNDHAM HOTELS & RESORTS, INC. ATTN: EVA JOSEPH 22 SYLVAN WAY PARSIPPANY, NJ 07054 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the meeting date for shares held directly and by 11:59 p.m. Eastern Time three days before the meeting date for shares held in the Plan (as defined below). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the meeting date for shares held directly and by 11:59 p.m. Eastern Time three days before the meeting date for shares held in the Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E62524-P21379 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WYNDHAM HOTELS & RESORTS, INC. The Board of Directors recommends you vote FOR the election of each Class I Director nominee: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! Nominees: 1. 01) Mukul V. Deoras 02) Brian Mulroney The Board of Directors recommends you vote FOR Proposal 2: For Against Abstain ! 2 Years ! 3 Years ! Abstain 2. To vote on an advisory resolution to approve our executive compensation The Board of Directors recommends you vote 1 YEAR on Proposal 3: 1 Year ! ! ! ! 3. To vote on an advisory resolution on the frequency of the advisory vote on our executive compensation The Board of Directors recommends you vote FOR Proposal 4: For Against Abstain ! ! ! 4. To vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2019 NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com. E62525-P21379 WYNDHAM HOTELS & RESORTS, INC. Annual Meeting of Shareholders May 14, 2019 11:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Geoffrey A. Ballotti and Paul F. Cash, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Wyndham Hotels & Resorts, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Wyndham Hotels & Resorts, Inc. to be held on May 14, 2019, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. Wyndham Hotel Group Employee Savings Plan Voting Instructions When casting your vote, you are directing the trustee of the Wyndham Hotel Group Employee Savings Plan (Plan) to vote the Wyndham Hotels & Resorts, Inc. shares credited to the account under the Plan as of the Record Date of March 22, 2019, in accordance with your instructions and in accordance with the judgment of the trustee upon such other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustee will vote shares held in the Plan as of the Record Date of March 22, 2019 that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received. This proxy will be voted as directed by signature on the reverse side, or if no direction is indicated, will be voted in accordance with the recommendation of the Board of Directors specified on the reverse. Continued and to be signed on reverse side